Exhibit 10.1

EXECUTION VERSION

NINTH AMENDMENT TO
MASTER REPURCHASE AGREEMENT

NINTH AMENDMENT TO MASTER REPURCHASE AGREEMENT, dated April 2, 2025 (this “Amendment”), is entered into by and between FS CREIT FINANCE BB-1 LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), and BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Master Repurchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser and Seller are parties to that certain Master Repurchase Agreement, dated as of February 22, 2021, as amended by the First Amendment to Master Repurchase Agreement, dated as of May 20, 2021, as further amended by the Second Amendment to Fee Letter and Second Amendment to Repurchase Agreement, dated as of August 5, 2021, as further amended by the Third Amendment to Master Repurchase Agreement, dated as of October 7, 2021, as further amended by the Fourth Amendment to Master Repurchase Agreement, dated as of January 18, 2022, and as further amended by the Fifth Amendment to Master Repurchase Agreement, dated February 16, 2022, the Sixth Amendment to Master Repurchase Agreement, dated as of June 7, 2022, the Seventh Amendment to Master Repurchase Agreement, dated as of December 29, 2023, and the Eighth Amendment to Master Repurchase Agreement, dated February 21, 2025 (as so amended, the “Existing Repurchase Agreement” and, as further amended by this Amendment, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Master Repurchase Agreement”); and

WHEREAS, the parties hereto desire to make certain amendments and modifications to the Existing Repurchase Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

AMENDMENT TO THE MASTER REPURCHASE AGREEMENT

(a)            Amendments to the Existing Repurchase Agreement. As of the date hereof, the Existing Repurchase Agreement is amended to delete the red and green stricken text (indicated textually in the same manner as the following example: stricken text and stricken text) and to add the blue and green double-underlined text (indicated textually in the same manner as the following example: double-underlined text and double-underlined text) as set forth in Annex 1 attached to this Amendment.

(b)            Reaffirmation of Liens. Seller hereby reaffirms the liens and security interests created by Article 7 of the Master Repurchase Agreement and the other Transaction Documents, as the same may be amended, supplemented or otherwise modified.

ARTICLE 2

REPRESENTATIONS

Seller represents and warrants to Purchaser, as of the date of this Amendment, as follows:

(a)            all representations and warranties made by it in the Existing Repurchase Agreement (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except to the extent any such representation and warranty expressly refers to a prior date;

(b)            it is duly authorized to execute and deliver this Amendment and has taken all necessary action to authorize such execution, delivery and performance;

(c)            the person signing this Amendment on its behalf is duly authorized to do so on its behalf;

(d)            the execution, delivery and performance of this Amendment will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected; and

(e)            this Amendment has been duly executed and delivered by it.

ARTICLE 3

CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the delivery to Purchaser of the following:

(a)            The execution of this Amendment, that certain Fifth Amendment to Guaranty, dated as of the date hereof (the “Guaranty Amendment”), by and between FS Credit Real Estate Income Trust (“Guarantor”) and Purchaser, and that certain Third Amendment to Fee Letter, dated as of the date hereof (the “Fee Letter Amendment”), by and between Seller and Purchaser, by a duly authorized officer of Seller and Guarantor, as applicable;

(b)            the representations and warranties of the each party set forth in each of the Guaranty Amendment, the Fee Letter Amendment and this Amendment are true and correct as of the date hereof;

(c)            Seller shall have paid the fee set forth in Article 4(a); and

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(d)            To the extent Seller has received invoice at least one Business Day prior to the date of the Amendment, Seller shall have paid the amounts set forth in Article 4(b) below.

ARTICLE 4

FEES AND EXPENSES

(a)             As a condition precedent to the effectiveness of this Amendment, Seller shall pay to Purchaser $68,437.50 representing the Funding Fee, which is due and payable as of the date hereof.

(b)            Seller shall pay on demand all of Purchaser’s reasonable out-of-pocket costs and expenses, including reasonable fees and expenses of attorneys, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.

ARTICLE 5

GOVERNING LAW

THIS AMENDMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER)

SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 6

MISCELLANEOUS

(a)             Except as expressly amended or modified hereby, the Transaction Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. All references to the Transaction Documents shall be deemed to mean the Transaction Documents as modified by this Amendment.

(b)            This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in electronic format shall be as effective as delivery of a manually executed original counterpart of this Amendment.

(c)            The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

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(d)            This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Master Repurchase Agreement.

(e)            This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)            This Amendment and the Repurchase Agreement, as amended hereby, are a single Transaction Document.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

PURCHASER:

BARCLAYS BANK PLC

By:	/s/ Francis X. Gilhool
Name: Francis X. Gilhool
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Barclays-FS CREIT – Ninth Amendment to Master Repurchase Agreement]

SELLER:

FS CREIT FINANCE BB-1 LLC

By:	/s/ Stephen Sypherd
Name:Stephen Sypherd
Title:Secretary

[Barclays-FS CREIT – Ninth Amendment to Master Repurchase Agreement]

ANNEX 1

AMENDED MASTER REPURCHASE AGREEMENT

EXECUTION VERSION (Conformed through ~~8th~~9th Amendment)

MASTER REPURCHASE AGREEMENT

Dated as of February 22, 2021

between

BARCLAYS BANK PLC,

as Purchaser,

and

FS CREIT FINANCE BB-1 LLC,

as Seller

TABLE OF CONTENTS

Page

ARTICLE 1 APPLICABILITY	1
ARTICLE 2 DEFINITIONS	~~1~~1
ARTICLE 3 INITIATION; CONFIRMATION; TERMINATION; EXTENSION	~~26~~29
ARTICLE 4 MARGIN MAINTENANCE	~~36~~41
ARTICLE 5 PAYMENTS; COLLECTION ACCOUNT	~~36~~42
ARTICLE 6 REQUIREMENTS OF LAW; BENCHMARK TRANSITION	~~38~~44
ARTICLE 7 SECURITY INTEREST	~~45~~52
ARTICLE 8 TRANSFER AND CUSTODY	~~46~~53
ARTICLE 9 SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS	~~47~~54
ARTICLE 10 REPRESENTATIONS AND WARRANTIES	~~48~~55
ARTICLE 11 NEGATIVE COVENANTS OF SELLER	~~53~~60
ARTICLE 12 AFFIRMATIVE COVENANTS OF SELLER	~~55~~62
ARTICLE 13 SINGLE PURPOSE ENTITY COVENANTS	~~59~~66
ARTICLE 14 EVENTS OF DEFAULT; REMEDIES	~~61~~68
ARTICLE 15 SET-OFF	~~66~~74
ARTICLE 16 SINGLE AGREEMENT	~~67~~75
ARTICLE 17 RECORDING OF COMMUNICATIONS	~~67~~75
ARTICLE 18 NOTICES AND OTHER COMMUNICATIONS	~~67~~76
ARTICLE 19 ENTIRE AGREEMENT; SEVERABILITY	~~68~~76
ARTICLE 20 NON-ASSIGNABILITY	~~68~~76
ARTICLE 21 GOVERNING LAW	~~69~~78
ARTICLE 22 WAIVERS AND AMENDMENTS	~~70~~78
ARTICLE 23 INTENT	~~70~~78
ARTICLE 24 DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS	~~71~~80
ARTICLE 25 CONSENT TO JURISDICTION; WAIVERS	~~72~~80
ARTICLE 26 NO RELIANCE	~~72~~81
ARTICLE 27 INDEMNITY AND EXPENSES	~~73~~82
ARTICLE 28 DUE DILIGENCE	~~74~~83
ARTICLE 29 SERVICING	~~75~~84
ARTICLE 30 ACKNOWLEDGMENT AND CONSENT TO BAIL-IN	~~77~~86
ARTICLE 31 MISCELLANEOUS	~~79~~88

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EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of the Seller Parties
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call Notice
EXHIBIT IX	Form of Release Letter
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	Form of Bailee Letter

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of February 22, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”) and FS CREIT FINANCE BB-1 LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time during the Availability Period (as defined herein) the parties hereto may enter into transactions in which Seller will sell to Purchaser, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Purchaser.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b). “Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor appointed by Purchaser in its sole and absolute discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Purchaser, Seller and Account Bank, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, solicited by, colluded with or not timely contested or results in entry of an order or decree for relief; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; (e) the admission by such Person of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Amortization Period” shall ~~mean, if an extension of the Termination Date is effected pursuant to Article 3(g), the period (i) beginning immediately upon the expiration of the Availability Period and the beginning of such extension period and (ii) ending on the Termination Date, as the same may be extended pursuant to~~have the meaning specified in Article 3(g).

“Amortization Period Extension Conditions” shall have the meaning specified in Article 3(g).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Seller Party from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction applicable to any Seller Party.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto.

“Assets” shall have the meaning specified in Article 1.

“Availability Period” shall mean the period (i) beginning on the Closing Date and (ii) ending ~~May 22~~on February 21, ~~2025~~2028, or such later date as may be in effect pursuant to Article 3(f).

“Availability Period Extension” shall have the meaning specified in Article 3(f). “Availability Period Extension Conditions” shall have the meaning specified in Article 3(f).

~~“Availability Period Extension Fee” shall have the meaning specified in the Fee Letter.~~

“Bailee” shall mean a settlement agent, escrow agent or bailee that is acceptable to Purchaser in its sole and absolute discretion and that has delivered a Bailee Letter.

“Bailee Letter” shall mean an agreement substantially in the form of Exhibit XI hereto or such other form as may be approved by Purchaser in its sole and absolute discretion, delivered by a Bailee to Purchaser and Custodian.

“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Purchaser in accordance with and substantially in the form contained in Exhibit XI confirming Bailee’s possession of the Purchased Asset Documents listed thereon.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Benchmark” shall mean, initially, for any Transaction, (i) ~~with a Purchase Date prior to January 1, 2022, initially, LIBOR, (ii) with a Purchase Date on or after January 1, 2022 and for which the SOFR Average is designated as the Benchmark in the related Confirmation, initially, the SOFR Average, (iii) with a Purchase Date on or after January 1, 2022 and~~ for which Term SOFR is designated as the Benchmark in the related Confirmation, initially, Term SOFR or (~~iv~~ii) such other Benchmark as is mutually agreed to by Seller and Purchaser as set forth in the related Confirmation; provided that, in each case, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark or any other then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Article 6(~~b)~~c), provided further, that, while the Benchmark Unavailability Period is in effect, the “Benchmark” shall be the Prime Rate.

“Benchmark Conforming Changes” shall mean with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “Pricing Rate,” “Pricing Rate Period,” “Reference Time” and “Term SOFR” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of price differential, length of lookback periods, the formula for calculating such Benchmark Replacement, the formula, methodology or convention for applying the Benchmark Floor to any Benchmark Replacement and other technical, administrative or operational matters) that Purchaser decides may be appropriate to reflect the adoption and implementation, and to permit the administration, of such Benchmark or Benchmark Replacement by Purchaser in a manner substantially consistent with market practice (or, if Purchaser decides that any portion of such market practice is not administratively feasible or if Purchaser determines that no market practice for the administration thereof exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Floor” shall mean, at any time, with respect to any Transaction, the greater of (a) zero and (b) the Benchmark Floor set forth in the related Confirmation with respect to the then-applicable Benchmark.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Purchaser as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment~~; provided, that in connection with a SOFR Transition Event, such Benchmark Replacement shall be the SOFR Average or Term SOFR, as applicable (so long as no Benchmark Transition Event and Benchmark Replacement Date has occurred with respect to such rate), as determined by Purchaser in its sole discretion~~. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark for any Transaction, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time.

~~“Benchmark Replacement Conforming Changes” shall mean with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “Pricing Rate,” “Pricing Rate Period,” “Reference Time,” “Term SOFR” and “SOFR Average” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of price differential, length of lookback periods, the formula for calculating such Benchmark Replacement, the formula, methodology or convention for applying the Benchmark Floor to any Benchmark Replacement and other technical, administrative or operational matters) that Purchaser decides may be appropriate to reflect the adoption and implementation, and to permit the administration, of such Benchmark or Benchmark Replacement by Purchaser in a manner substantially consistent with market practice (or, if Purchaser decides that any portion of such market practice is not administratively feasible or if Purchaser determines that no market practice for the administration thereof exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement).~~

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for any Transaction:

(i)            in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein ~~(which the parties hereto acknowledge occurred with respect to LIBOR on March 5, 2021)~~ and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; ~~or~~

(ii)           in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (iii) even if such Benchmark continues to be provided on such date; or

(iii)          in the case of any other clause of the definition of “Benchmark Transition Event,” the date set forth in a written notice from Purchaser to Seller~~; or~~.

(iv)          ~~in the case of a SOFR Transition Event, the date set forth in the notice of such SOFR Transition Event.~~

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Transaction:

(i)            a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(ii)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(iii)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(iv)          Purchaser determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark; or

(v)           Purchaser determines in its sole discretion that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to accrue Purchase Price Differential based on such Benchmark.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement pursuant to clause (i) or (ii) of the definition of “Benchmark Replacement Date,” the period (x) beginning at the time that such Benchmark Replacement Date pursuant to clauses (i) or (ii) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Transaction Document in accordance with Article 6(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder pursuant to Article 6(b) hereof.

“Borrower” shall mean the obligor on a Promissory Note and the grantor of the related Mortgage.

“Breakage Costs” shall mean all accrued and unpaid actual out-of-pocket cost, loss or expense (excluding any loss of profit) which Purchaser sustains (i) as a direct consequence of Seller repurchasing Purchased Assets on a day other than a Remittance Date or (ii) as a result of any conversion to a Benchmark Replacement on a day other than a Remittance Date.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day on which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Guarantor or Manager with or into another entity or any other reorganization of Guarantor or Manager if Guarantor or Manager, as applicable, is not the surviving entity following such merger, consolidation or reorganization, (b) a change in Control of Manager from the Person or Persons who were directly or indirectly Controlling Manager on the Closing Date; (c) a change in Control of Sub-Manager from the Person or Persons who were directly or indirectly Controlling Manager on the Closing Date; (e) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 25% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors, (f) Manager (or a replacement manager acceptable to Purchaser in its sole discretion) shall cease to act as the external manager of Guarantor pursuant to an advisory agreement, (g) Sub-Manager (or a replacement sub-manager acceptable to Purchaser in its sole discretion) shall cease to act as the external sub-manager of Guarantor, (h) Guarantor shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Capital Stock of Seller or (i) any transfer of all or substantially all of Guarantor’s assets.

“Client Money Distribution Rules” shall have the meaning specified in Article 30(c). “Client Money Rules” shall have the meaning specified in Article 30(c).

“Closing Date” shall mean February 22, 2021.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. “Collateral” shall have the meaning specified in Article 7(a). “Collection Account” shall have the meaning specified in Article 5(c).

“Companion Interest” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.

“Compounded SOFR” shall mean the compounded average of SOFRs for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Purchaser in accordance with:

(i)            the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that,

(ii)           if, and to the extent that, Purchaser determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate, that Purchaser determines are substantially consistent with at least two currently outstanding U.S. dollar-denominated repurchase facilities or similar structured finance arrangements at such time (as a result of amendment or as originally executed);

provided, further, that if Purchaser decides that any such rate, methodology or convention determined in accordance with clause (i) or clause (ii) is not administratively feasible for Purchaser, then Compounded SOFR shall be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confirmation” shall have the meaning specified in Article 3(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlling Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) without the consent of any other Person (including, without limitation, any holder of a companion Promissory Note or companion Participation Interest).

“Corresponding Tenor” shall mean, with respect to a Benchmark Replacement, a tenor of one-month.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Credit Event” shall mean, with respect to any Purchased Asset, an adverse change in the credit characteristics of~~, without limitations,~~  such Purchased Asset, the related Mortgaged Property, any related Borrower or other obligor (including, without limitation, any guarantor, participant or sponsor) or the related ~~market~~ commercial real estate market in the applicable geographic market where the Mortgaged Property is located; provided that, a Credit Event shall not occur solely as a result of a general adverse change in the capital markets. Any determination that a Credit Event has occurred shall be made by Purchaser in its sole discretion acting in good faith.

“Current Termination Date” shall have the meaning specified in Article 3(g). “Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement. “Custodian” shall mean Wells Fargo Bank, National Association or any successor custodian appointed by Purchaser in its sole and absolute discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Defaulted Asset” shall mean any ~~asset~~Purchased Asset (a) that is delinquent past the grace period (not to exceed thirty (30) days) provided under the related Purchased Asset Documents as of the related Purchase Date (together with any amendments of the Purchased Asset Documents approved by Purchaser in writing) in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents, (b) for which there is a breach of the applicable representations and warranties (other than a breach of an MTM Representation occurring after the related Purchase Date) made by Seller that has not been cured, (c) as to which an Act of Insolvency shall have occurred with respect to the related Borrower, guarantor or holder of a companion Participation Interest (to the extent such holder is the Controlling Holder or has the obligation to make any unfunded advance to the related Borrower) or (d) as to which a material non-monetary default shall have occurred and be continuing under any related Purchased Asset Document.

~~“Default Threshold” shall have the meaning specified in the Fee Letter.~~

“Defaulted Asset Repurchase Trigger Event” shall mean, with respect to any Purchased Asset, the occurrence of any of the following (a) such Purchased Asset has been a Defaulted Asset under clause (a) or (d) of the definition thereof for a period of eighty-nine (89) days, (b) as to which an Act of Insolvency shall have occurred with respect to the related Borrower, guarantor or holder of a companion Participation Interest (to the extent such holder is the Controlling Holder or has the obligation to make any unfunded advance to the related Borrower), or (c) a mortgage foreclosure, UCC sale (under an accommodation pledge) and/or the appointment of a receive has been initiated (provided that, for the avoidance of doubt, filing a pre-foreclosure notice shall note be deemed to be an initiation of a foreclosure) with respect to the related borrower or other obligor, the related Mortgaged Property or any other collateral.

“Direct Competitor” shall have the meaning specified in Exhibit II to the Fee Letter.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

~~“Draw Fee” shall have the meaning specified in the Fee Letter.~~

~~“Draw Fee True Up Amount” shall have the meaning specified in the Fee Letter.~~

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

~~“Early Opt-in Election” shall mean the occurrence of:~~

~~(i) a notification by Purchaser to each of the other parties hereto that at least three~~ currently outstanding U.S. dollar-denominated syndicated or bilateral commercial mortgage loans or commercial mortgage loan warehouse facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term SOFR plus a Benchmark Replacement Adjustment (and such syndicated ~~credit facilities are identified in such notice and are publicly available for review), and~~

~~(ii) the election by Purchaser to declare that an Early Opt-in Election has occurred and the provision by Purchaser of written notice of such election to Seller (the “Rate Election Notice”).~~

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan, that such Mortgage Loan (i) is newly-originated and performing as of the related Purchase Date, (ii) is fully disbursed, except for customary holdbacks, reserves, escrows and future advance commitments for interest, repairs, tenant improvements, leasing commissions and capital improvements, (iii) accrues interest at a floating rate based on ~~LIBOR,~~ Term SOFR ~~or the SOFR Average~~; (iv) has a benchmark rate cap in place that is acceptable to Purchaser in its sole and absolute discretion; (v) has a term to maturity of no greater than five (5) years, inclusive of all extension options; (vi) has an outstanding loan balance of no less than $10 million as of the related Purchase Date; (vii) has an underlying borrower/obligor that is a bankruptcy remote special purpose entity (to the extent required pursuant to applicable rating agency criteria), (viii) is secured by a first lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type, (ix) has a Senior Financing as-is loan-to-value ratio (taking into account the Mortgage Loan together with any pari-passu loans but excluding any subordinate loans secured directly or indirectly by the same collateral (the “Senior Financing”)) of up to 80.0% as of the related Purchase Date, as determined by Purchaser in its sole discretion acting in good faith on a case-by-case basis, (x) has a Total Financing as-is loan-to-value ratio (taking into account the Mortgage Loan and any other related pari-passu or subordinate (including mezzanine) loans secured directly or indirectly by the same collateral (the “Total Financing”)) of up to 85.0% as of the related Purchase Date, as determined by Purchaser in its sole discretion acting in good faith on a case-by-case basis as of the related Purchase Date, and (xi) satisfies the requirements set forth on Exhibit I of the Fee Letter (the “Eligibility Matrix”) as of the related Purchase Date; or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan satisfies the criteria set forth in clause (a) above.

“Eligibility Matrix” shall have the meaning specified in the Fee Letter.

“Eligible Asset” shall mean any Mortgage Loan, Senior Note or Senior Participation Interest (a) that is approved by Purchaser in its sole and absolute discretion, (b) that satisfies the Eligibility Criteria, as the same may be modified by any exceptions Purchaser makes at the time of purchase and (c) with respect to which, on each day, the applicable representations and warranties (other than any MTM Representation occurring after the related Purchase Date) set forth in this Agreement (including the Exhibits hereto) are true ~~and~~, correct, complete and accurate in all material respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in accordance with this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing or re-performing loans; (ii) any Purchased Asset for which a Defaulted ~~Assets;~~Asset Repurchase Trigger Event has occurred; (iii) loans for which the applicable appraisal is (A) not dated within three hundred sixty-four (364) days of the related Purchase Date or (B) not acceptable to Purchaser in its sole and absolute discretion, (iv) construction loans, (v) mortgage-backed securities, (vi) loans secured by raw, vacant or unimproved land, and (vii) participation interests in any assets described in the preceding clauses (i) through (vi).

“Eligible Property Types” shall mean a multi-family, office, retail, hospitality, industrial, self-storage and manufactured housing property, or property made up of any combination of the foregoing, any of which may include associated parking structures, in each case that is not undergoing, and is not scheduled to undergo, any major renovation or expansion and is free of material structural and/or environmental defects.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Purchaser being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Purchaser with respect to an interest in a Transaction pursuant to a law in effect as of the date on which Purchaser (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books a Transaction, except in each case to the extent that, pursuant to Article 6(c), amounts with respect to such Taxes were payable either to Purchaser’s assignor immediately before Purchaser became a party hereto or to Purchaser immediately before it changed its applicable office, (c) Taxes attributable to Purchaser’s failure to comply with Article 6(c)(v) and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Date” shall mean the first day of any extension period effected pursuant to ~~Article~~Articles 3(f) ~~or~~, 3(g) or 3(h).

“Fee Letter” shall mean the ~~letter agreement~~Fee Letter, dated as of the Closing Date, from Purchaser and accepted and agreed by Seller, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 7(b).

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreign Purchaser” shall mean a Purchaser that is not a U.S. Person.

“Funding Date” shall mean, any Purchase Date or date on which Purchaser funds a Purchase Price increase in accordance with Article 3(h).

“Funding Fee” shall have the meaning specified in the Fee Letter.

“Future Advance Failure” shall mean, with respect to any Purchased Asset, the occurrence of any litigation or other proceeding alleging a failure to fund any future advance as and when required thereunder.

“Future Advance Purchased Asset” shall mean any Purchased Asset approved by Purchaser, in its sole and absolute discretion, with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Borrower. For the avoidance of doubt, Purchaser shall have no obligation to make any additional advance with respect to any Future Advance Purchased Asset unless Purchaser agrees, in its sole absolute discretion, to make such additional advance in accordance with, and subject to, Article 3(h).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean FS Credit Real Estate Income Trust, Inc., a Maryland corporation.

“Guaranty” shall mean ~~the~~that certain Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, ~~in form~~ and ~~substance acceptable to Purchaser,~~ as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Hedging Transaction” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates, credit spreads or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller Party.

“Holdings Transferor” shall mean FS CREIT Finance Holdings LLC, a Delaware limited liability company together with its successors and permitted assigns.

“Holdings Transferor Financing Statement” shall mean a UCC financing statement for filing in the UCC Filing Jurisdiction of Holdings Transferor, naming Holdings Transferor as “Debtor” and Seller as “Secured Party” and describing as “Collateral” the Purchased Assets transferred pursuant to the applicable Master Bill of Sale.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, payments in respect of any associated hedging transaction, and all proceeds from sale or other disposition of such Purchased Asset. For the avoidance of doubt, Income shall not include origination fees and expense deposits paid by Borrowers in connection with the origination and closing of the Purchased Asset.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; and (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement.

Notwithstanding the foregoing, Indebtedness of a Person shall not include Indebtedness of any Person arising pursuant to real estate mortgage investment conduits or other similar securitization transactions (“Securitization Indebtedness”) that are not issued by Guarantor, Affiliates of Guarantor, Manager and/or Affiliates of Manager (e.g., commercial real estate CLOs) where such Securitization Indebtedness would appear on such first Person’s consolidated balance sheet solely as a result of the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time; provided that for purposes of this clause a Person shall not be considered an Affiliate of another Person solely as a result of owning the most subordinate class(es) of any Securitization Indebtedness issued by such other Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or LordSPV, part of the TMF Group, or if none of these companies is then providing professional independent managers, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“IRS” means the U.S. Internal Revenue Service.

 ~~“LIBOR” shall mean, with respect to any Pricing Rate Period and any Transaction for which LIBOR is the then-current Benchmark, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the related Pricing Rate Determination Date (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the related Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the related Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other commercial real estate repurchase facilities where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above. Notwithstanding the foregoing, if any setting of LIBOR as provided above would result in such LIBOR setting being less than the applicable Benchmark Floor, such setting of LIBOR shall instead be deemed to be such Benchmark Floor.~~

~~“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate is determined for such Pricing Rate Period with reference to LIBOR.~~

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Litigation Threshold” shall have the meaning specified in the Fee Letter.

“~~London Business Day~~Look-Through LTV” shall mean ~~any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.~~, with respect to any Purchased Asset as of any date of determination, the ratio expressed as a percentage of (a) the outstanding Purchase Price of such Purchased Asset as of such date to (b) the Market Value of the related Mortgaged Property or Mortgaged Properties as of such date (with respect to any Purchased Asset that has any pari passu Companion Interests, such Market Value to be allocated to such Purchased Asset on a pari passu basis based on the outstanding principal balance of such Purchased Asset and the related Companion Interests).

“Manager” shall mean FS Real Estate Advisor, LLC a Delaware limited liability company, together with its successors and permitted assigns.

“Mandatory Early Repurchase Date” shall ~~have the meaning specified in~~ mean, with respect to any Purchased Asset, the date on which a repurchase thereof is required pursuant to Article 3(ij).

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset, the occurrence of any of the following: (i) such Purchased Asset is not, or ceases to be, an Eligible Asset, (ii) such Purchased Asset is, or becomes, a Defaulted Asset, (iii) any material portion of the complete Purchased Asset File for such Purchased Asset has not been delivered to Custodian or remains outstanding in violation of the Custodial Agreement or (iv) the Market Value of the related Mortgaged Property or Mortgaged Properties being reduced, or deemed reduced, to zero, in each case, as determined by Purchaser in its sole and absolute discretion, acting in good faith.

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall ~~exist~~mean, with respect to any Purchased Asset~~,~~ on any date of determination, the positive difference (if ~~(a~~any) between the Maximum Purchase Price for such Purchased Asset ~~is less than (b) the Repurchase~~minus the outstanding Purchase Price for such Purchased Asset.

“Margin Deficit Event” shall mean, an event which shall exist with respect to any Purchased Asset on any date of determination, if the Look-Through LTV of such Purchased Asset is equal to or greater than (i) the Look-Through LTV of such Purchased Asset as of its Purchase Date plus (ii) 7.5%.

“Margin Deficit Threshold” shall have the meaning specified in the Fee Letter.

“Market Value” shall mean, with respect to any Mortgaged Property or Mortgaged Properties securing a Purchased Asset the market value for such ~~Purchased Asset~~Mortgaged Property or Mortgaged Properties as determined by Purchaser in its sole discretion acting in good faith solely (x) in connection with the purchase of such Purchased Asset hereunder ~~and~~, (y) upon the occurrence and during the continuance of a Credit Event with respect to such Purchased Asset and (z) upon a breach of any MTM Representation occurring after the related Purchase Date; provided that, such value is determined on a consistent basis with Purchaser’s value determination(s) with respect to other similar Purchased Assets of Seller or of other similarly situated counterparties covered by the same group within Purchaser. ~~Without limiting~~Notwithstanding the foregoing, the Market Value ~~may be reduced to zero with respect to any Purchased Asset (i) that is not, or ceases to be, an Eligible Asset, (ii) that is, or becomes, a Defaulted Asset, (iii) in respect of which any material portion of the complete Purchased Asset File has not been delivered to Custodian or remains outstanding in violation of the Custodial Agreement or (iv) that~~of any Mortgaged Property or Mortgaged Properties securing a Purchased Asset shall be deemed to be zero if the related Purchased Asset has not been repurchased on the applicable Repurchase Date~~, in each case, as determined by Purchaser in its sole and absolute discretion~~.

“Master Bill of Sale” shall mean, individually or collectively, (i) that certain master bill of sale, dated as of the ~~date hereof~~Closing Date, between Originator Transferor and Holdings Transferor and (ii) that certain master bill of sale, dated as of the ~~date hereof~~Closing Date, between Holdings Transferor and Seller.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets, or operations of the Seller Parties taken together, (b) the ability of the Seller Parties taken together to perform the obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents.

“Maximum Facility Purchase Price” shall mean $700,000,000~~; provided that, for purposes of clause (y) of the definition of “Facility Year Draw Fee Cap” in the Fee Letter, the Maximum Facility Purchase Price shall be deemed to be $450,000,000 for the period from and including February 16, 2022 through and including May 31, 2022.~~.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset on any date, an amount (expressed in Dollars) equal to the lesser of (x) product obtained by multiplying the applicable Purchase Price Percentage set forth in the related Confirmation, by the ~~lesser of (x) the~~ unpaid principal balance of such Purchased Asset and (y) the ~~Market Value of such Purchased Asset~~maximum outstanding Purchase Price that results in a Look-Through LTV as of any date of determination that equals its Look-Through LTV as of its Purchase Date.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Promissory Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more commercial or multi-family properties.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan and (b) a Participation Interest, the mortgaged property directly or indirectly securing the Mortgage Loan in which such Participation Interest represents a participation, as applicable.

“MTM Representations” shall mean with respect to each Mortgage Loan that (x) is a Purchased Asset or (y) that is related to a Purchased Asset that is a Senior Note or Participation Interest, the representations and warranties set forth as items B.11 (with respect to the last sentence thereof), B.15, B.18 (with respect to clauses (a) and (b) thereof), B.19, B.25 (with respect to the first sentence thereof), B.26 (with respect to the second sentence thereof), B.35(f) (with respect to the first and second sentences thereof), B.36 and B.39 (with respect to the first and third sentences thereof) on Exhibit V of this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Next Available Term SOFR” shall mean, at any time, for any Pricing Rate Period, Term SOFR for the longest tenor that can be determined by Purchaser that is shorter than the applicable Corresponding Tenor.

“Originator Transferor” shall mean FS CREIT Originator LLC, a Delaware limited liability company together with its successors and permitted assigns.

“Originator Transferor Financing Statement” shall mean a UCC financing statement for filing in the UCC Filing Jurisdiction of Originator Transferor, naming Originator Transferor as “Debtor” and Holdings Transferor as “Secured Party” and describing as “Collateral” the Purchased Assets transferred pursuant to the applicable Master Bill of Sale.

“Other Connection Taxes” shall mean, with respect to Purchaser, Taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Taxes (other than a connection arising from Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Transaction Document, or sold or assigned an interest in any Purchased Assets).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Transaction Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” shall have the meaning specified in Article 20(d).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“PRA Contractual Stay Rules” shall have the meaning specified in Article 30(b). “Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pre-Purchase Due Diligence Fee” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall mean, for any Transaction and Pricing Rate Period, an annual rate equal to the sum of (a) the greater of (x) the applicable Benchmark Floor for such Transaction and (y) the applicable Benchmark for such Transaction and Pricing Rate Period plus (b) the applicable Spread for such Transaction and Pricing Rate Period, which shall be subject to adjustment and/or conversion as provided in Articles 6(a)(i) ~~and~~, 6(b) and 6(c).

“Pricing Rate Determination Date” shall mean, with respect to any Pricing Rate Period and (i) any Transaction for which ~~LIBOR is the then-current Benchmark, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period, (ii) any Transaction for which Term SOFR or the SOFR Average~~Term SOFR is the then-current Benchmark, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period or (~~iii~~ii) any Transaction for which ~~none of LIBOR,~~ Term SOFR ~~or the SOFR Average~~ is not the then-current Benchmark, the second (2nd) Business Day preceding the first day of such Pricing Rate Period or such other day as may be determined by Purchaser in accordance with the Benchmark ~~Replacement~~ Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates). The Prime Rate shall be determined by Purchaser or its agent which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Person” shall mean any Person (i) whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (OFAC); (ii) that is a foreign shell bank; (iii) ~~is~~ that is resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; or (iv) that is, or is owned or Controlled by, or acting on behalf of, any Person that is, the target of any Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

“Promissory Note” shall mean a note or other evidence of indebtedness of a Borrower under a Mortgage Loan.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date, increased by any Purchase Price increase paid by Purchaser to Seller pursuant to Article 3(h) or otherwise, decreased by (a) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call, (c) the amount of any Purchase Price Reduction in connection with such Purchased Asset and (d) any other amounts paid applied by Purchaser to reduce the Purchase Price for the Purchased Asset. The Purchase Price as of the Purchase Date for any Purchased Asset shall be set forth in the Confirmation for the related Transaction and shall be equal to the Maximum Purchase Price with respect to such Purchased Asset as of its Purchase Date.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date (or such later date on which the Purchased Asset is actually repurchased) for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset).

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter. “Purchase Price Reduction” shall have the meaning specified in Article 3(k).

“Purchased Asset” shall mean, (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset upon its release pursuant to Article 7(b).

“Purchased Asset Documents” shall mean, with respect to ~~a~~each Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including Custodian) pursuant to this Agreement and/or the Custodial Agreement; provided that to the extent that Purchaser waives in writing receipt of any document in connection with the purchase of an Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the related Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Purchaser determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information substantially similar to the Asset Information.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)             the Purchased Assets;

(ii)            the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii)            the Hedging Transactions, if any, entered into with Purchaser with respect to any Purchased Asset;

(iv)            all related forward trades and takeout commitments placed on the Purchased Assets;

(v)            all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;.

(vi)            all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vii)            all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof. “Record Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder is the lender of record (including, without limitation, the mortgagee of record) with respect to the related Mortgage Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its Subsidiaries) for which such Person (and its Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Reference Banks” shall mean banks designated by Purchaser, in its sole and absolute discretion, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (a) if such Benchmark is Term SOFR ~~or the SOFR Average~~, 3:00 p.m. (New York city) time on the applicable Pricing Rate Determination Date and (b) if such Benchmark is not Term SOFR ~~or the SOFR Average~~, then the time determined by Purchaser in accordance with the Benchmark ~~Replacement~~ Conforming Changes.

“Register” shall have the meaning specified in Article 20(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the ~~fifteenth~~twentieth (~~15th~~20th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the related Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the maturity date of such Purchased Asset, as the same may be extended in accordance with the express terms of the related Purchased Asset Documents (provided that, Seller shall obtain the prior written consent of Purchaser for any extension for which there is any lender discretion); (c) the Early Repurchase Date with respect to such Purchased Asset; (d) the Mandatory Early Repurchase Date with respect to such Purchased Asset; (e) the Accelerated Repurchase Date; (f) upon the occurrence of a Future Advance Failure with respect to such Purchased Asset; ~~or~~ (g) the occurrence of the event set forth in the second proviso of the definition of Senior Note or Senior Participation Interest, as applicable, with respect to such Purchased Asset, (h) the applicable Termination Date or (i) upon the occurrence of a Defaulted Asset Repurchase Trigger Event with respect to such Purchased Asset.

“Repurchase Obligations” shall have the meaning specified in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date ~~(other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period)~~; (iii) all accrued and unpaid costs and expenses (including, without limitation, any applicable Breakage Costs) of Purchaser relating to such Purchased Assets; and (iv) any other amounts then due and payable by Seller to Purchaser and its Affiliates pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Required Amortization Payment” shall have the meaning specified in Article 5(j).

“Required Defaulted Asset Amortization Payment” shall have the meaning specified in Article 3(j)(ii).

“Required Payment” shall mean, individually or collectively, as the context may require, a Required Amortization Payment and a Required Defaulted Asset Amortization Payment.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.

~~“Restructuring Amendment Date” shall mean December 29, 2023.~~

“Retention Holder” shall have that meaning ascribed to it in the Risk Retention Letter.

“Risk Retention Event” shall mean a material breach by Retention Holder or the Seller of any representation, warranty, undertaking or obligation contained in the Risk Retention Letter.

“Risk Retention Letter” shall mean the risk retention letter, dated as of ~~the Restructuring Amendment Date~~December 29, 2023, from Retention Holder and Seller to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom or any other relevant sanctions authority.

“SEC” shall have the meaning specified in Article 24(a).

“Security Agent and Subordination Agreement” shall mean that certain Security Agent and Subordination Agreement, dated as of ~~the Restructuring Amendment Date~~December 29, 2023, by and among Purchaser as purchaser and security agent, Subordinate Lender as subordinate lender, and Seller, as common obligor, pursuant to which, among other things, the rights of Subordinate Lender are subordinated to the rights of Purchaser.

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof. “Seller Financing Statement” shall ~~have the meaning specified in Article 3(b).~~mean the UCC financing statement filed in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof.”

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Originator Transferor, Holdings Transferor and Guarantor.

“Senior Note” shall mean a Promissory Note evidencing a senior or pari passu senior position in a Mortgage Loan; provided that either (i) the holder of any pari passu Senior Note is the Controlling Holder or (ii) the related Companion Interest, the holder of which is the Record Holder and/or the Controlling Holder, is owned by an Affiliate of Seller; provided further that, for purposes of the foregoing clause (ii), if such related Companion Interest ceases to be owned by an Affiliate of Seller, the related Purchased Asset shall be immediately repurchased. A Senior Note shall not be junior to any other Promissory Note secured by the same Mortgaged Property.

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan (such Mortgage Loan, a “Participated Loan”) evidenced by a Participation Certificate; provided that either (i) the holder of any pari passu Senior Participation Interest is the Record Holder and the Controlling Holder or (ii) ~~subject to Purchaser’s approval in its sole and absolute discretion, if~~the related Companion Interest, the holder of ~~such pari passu Senior Participation Interest is not a~~which is the Record Holder ~~or a~~and/or the Controlling Holder ~~(a “Non-Controlling Senior Participation Interest”): (A) the related Participated Loan was~~ previously a Purchased Asset and was included in a securitization for which Purchaser or an Affiliate of Purchaser acted as an underwriter or structuring agent (where such Non-Controlling Senior Participation Interest represents a portion of such Participated Loan that is not being included in such securitization); (B) control of such Participated Loan is required to be in the securitization in connection with the inclusion of a portion of the Purchased Asset in such securitization; (C) the Purchase Price Percentage and the Spread with respect to such Non-Controlling Participation Interest shall be as determined by Purchaser in its sole and absolute discretion and reflected in the related Confirmation; (D) any Non-Controlling Senior Participation Interest may only continue to be an Eligible Asset until nine (9) months after such Non-Controlling Senior Participation Interest becomes a Purchased Asset; (E) the aggregate outstanding Purchase Price with respect to Non-Controlling Senior Participation Interests does not at any time exceed 10% of the Maximum Facility Purchase Price (unless otherwise agreed in writing by Seller and Purchaser); and (F) the Participated Loan was originated by an Affiliate of ~~Guarantor or a Subsidiary thereof~~, is owned by an Affiliate of Seller; provided further that, for purposes of the foregoing clause (ii), if such related Companion Interest ceases to be owned by an Affiliate of Seller, the related Purchased Asset shall be immediately repurchased. A Senior Participation Interest shall not be junior to any other ~~participation interest~~Participation Interest or Promissory Note secured ~~directly or indirectly~~ by the same Mortgaged Property.

“Servicer” shall mean Wells Fargo Bank, National Association or any other servicer approved by Purchaser in its sole and absolute discretion.

“Servicer Account” shall have the meaning specified in the Servicing Agreement. “Servicer Letter” shall have the meaning specified in Article 29(e).

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of February 22, 2021, by and among Seller, Purchaser and Servicer and (ii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole discretion acting in good faith, entered into by Seller and any Servicer, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion.

“Servicing Records” shall have the meaning specified in Article 29(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Significant Modification” shall mean:

(i)            any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset ~~(or related Mortgage Loan)~~ or any extension of the maturity date of such Purchased Asset ~~(or related Mortgage Loan)~~, other than (A) if required pursuant to the specific terms of the related Purchased Asset ~~(or related Mortgage Loan)~~ and (B) for which there is no material lender discretion;

(ii)            any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or ~~related Mortgage Loan) or~~ any consent to either of the foregoing, other than (A) if required pursuant to the specific terms of the related Purchased Asset ~~(or related Mortgage Loan)~~ and (B) for which there is no material lender discretion;

(iii)            any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset ~~(or related Mortgage Loan)~~ or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the related Borrower or consent to the incurrence of debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iv)            any acceptance of an assumption agreement releasing a Borrower from liability under a Purchased Asset ~~(or related Mortgage Loan)~~ other than (A) pursuant to the specific terms of such Purchased Asset ~~(or related Mortgage Loan, as applicable)~~ and (B) for which there is no material lender discretion;

(v)            any foreclosure or exercise of any material remedies under a Purchased Asset ~~(or related Mortgage Loan)~~; ~~and~~

(vi)            any approval of a lease for which lender consent is required pursuant to the related Purchased Asset Documents.; and

(vii)            any amendment, consent, waiver or other action under or in connection with a Purchased Asset which, in each case, would have the effect of waiving any default or event of default, or waiving or agreeing to delay the exercise of any remedies in connection therewith, including without limitation, entering into any forbearance agreement.

With respect to any Purchased Asset which is a Participation Interest or a Senior Note, any Significant Modification of the related Mortgage Loan shall be a Significant Modification of such Purchased Asset.

“SIPA” shall have the meaning specified in Article 24(a).

“SOFR” shall mean with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

~~“SOFR Average” shall mean, with respect to each Pricing Rate Period, the compounded~~ average of the secured overnight financing rate as administered by the SOFR Administrator over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) which, shall be the 30-Day SOFR Average (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the SOFR Administrator on the SOFR Administrator’s Website as of the related Reference Time; provided, however, that if, as of such Reference Time, 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, the SOFR Average for such setting will be 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of the SOFR Average as provided above would result in such setting being less than the applicable Benchmark Floor, ~~such setting of the SOFR Average shall instead be deemed to be such Benchmark Floor.~~

~~“SOFR Transition Event” shall mean the election by Purchaser, in its sole and absolute~~ discretion, to convert all Transactions utilizing an applicable Benchmark to Term SOFR or the SOFR Average, which election is evidenced by a written notice thereof delivered by Purchaser to ~~Seller.~~

“Spread” shall have the meaning specified in the Fee Letter.

“Sub-Manager” shall mean Rialto Capital Management, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Subordinate Lender” shall mean FS CREIT Finance Holdings LLC, a Delaware limited liability company, in its capacity as lender under the Subordinated Facility Agreement.

“Subordinate Loan” shall mean an advance to Seller from Subordinate Lender under the Subordinated Facility Agreement (and such advances collectively being the “Subordinate Loans”).

“Subordinated Facility Agreement” shall mean that certain Subordinated Facility Agreement, dated as of ~~the Restructuring Amendment Date~~December 29, 2023, among Seller as borrower and Subordinate Lender as lender whereby Subordinate Lender has made provision for the Subordinate Loans to be advanced to Seller under the terms thereof.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term-Out Asset” shall mean, any Purchased Asset which is designated as a “Term-out Asset” in accordance with the related Confirmation.

“Term-Out Period” shall have the meaning specified in Article 3(h).

“Term-Out Period Extension Conditions” shall have the meaning specified in Article 3(h).

“Termination Date” shall mean the ~~later~~latest of (i) the date of the expiration of the Availability Period ~~or~~, (ii) ~~or such later date as may be in effect pursuant to Article 3(g).~~if an Amortization Period is effected in accordance with Article 3(g), the date of the expiration of the Amortization Period, as the same may be extended in accordance with Article 3(g), or (iii) with respect to a Term-out Asset only, if a Term-Out Period is effected in accordance with Article 3(h), the date of the expiration of the Term-Out Period as the same may be extended in accordance with Article 3(h).

“Termination Date Extension Fee” shall have the meaning specified in the Fee Letter. “Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, any Servicer Letter, the Account Control Agreement, each Master Bill of Sale, the Subordinated Facility Agreement, the Security Agent and Subordination Agreement, the Risk Retention Letter, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction, each of the foregoing as they may be amended, restated, supplemented or modified from time to time.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement. “UCC” shall have the meaning specified in Article 7(b).

“UCC Filing Jurisdiction” shall mean, (a) with respect to Seller, Originator Transferor and Holdings Transferor, the State of Delaware and (b) with respect to any other Person, the State or Commonwealth of organization of such Person.

“UCC Financing Statement” shall mean, individually or collectively as the context may require, the Seller Financing Statement, Originator Transferor Financing Statement, Holdings Transferor Financing Statement and any other UCC financing statement filed pursuant to Article 3(c)(xx).

“UK Securitisation Regulation” shall mean Regulation (EU) 2017/2402 in the form in effect on 31 December 2020 which forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 of the United Kingdom and as further amended, varied or substituted from time to time as a matter of United Kingdom law, including (i) any technical standards thereunder as may be effective from time to time and (ii) any guidance relating thereto as may from time to time be published by the UK Financial Conduct Authority and/or the UK Prudential Regulation Authority (or, in each case, any successor).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information that has come to Seller’s attention after making reasonable inquiries and exercising reasonable care and diligence that (i) would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)).

“U.S. Government Securities Business Day” shall mean, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Article 6(~~c~~d)(v)(A)(3). “Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the Purchased Asset File has not been delivered to Custodian.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration.      All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a)            Entry into Transactions. During the Availability Period, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor to an account of Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Purchase Price Percentage or the applicable Purchase Price Differential set forth in the related Confirmation, this Agreement shall prevail.

(b)            Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser and its counsel in their sole and absolute discretion:

(i)            Delivery of Documents. The following documents, shall have been delivered to Purchaser:

(A)         this Agreement, duly completed and executed by each of the parties hereto;

(B)          the Fee Letter, duly completed and executed by each of the parties thereto;

(C)          the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D)          the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E)          the Guaranty, duly completed and executed by each of the parties thereto;

(F)          the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G)          [reserved];

(H)          the Master Bills of Sale, duly completed and executed by each of the parties thereto;

(I)            [reserved];

(J)            any and all consents and waivers applicable to Seller or to the Purchased Assets;

(K)          a power of attorney dated as of the date hereof from Seller substantially in the form of Exhibit IV hereto, duly completed and executed, which Purchaser agrees it may not use unless an Event of Default has occurred and is continuing;

(L)            a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof” (the “Seller Financing Statement”);

(M)          the Originator Transferor Financing Statement and Holdings Transferor Financing Statement, each prepared for filing in the applicable UCC Filing ~~Jurisdcition~~Jurisdiction;

(N)          any and all consents and waivers applicable to Seller or to the Purchased Assets;

(O)          ~~(N)~~ opinions of outside counsel to the Seller Parties dated as of the date hereof in form and substance acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors);

(P)          ~~(O)~~ for each Seller Party, a good standing certificate dated within fourteen (14) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

(Q)          ~~(P)~~ all such other and further documents and documentation as Purchaser shall require.

(ii)            Reimbursement of Costs and Expenses. Seller shall have paid, or reimbursed Purchaser for, all costs and expenses, including but not limited to reasonable external legal fees and due diligence expenses, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith, in each case to the extent invoiced at least three (3) Business Days prior to such date and shall use reasonable efforts to pay any costs and expenses invoiced within such three (3) Business Day period.

(c)            Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent to the satisfaction of Purchaser and its counsel, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)            Maximum Facility Purchase Price. The sum of (A) the aggregate ~~unpaid Repurchase~~outstanding Purchase Price ~~for~~of all ~~prior~~ outstanding Transactions ~~(excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period)~~ and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal to the Maximum Facility Purchase Price.

(ii)           Confirmation. Seller shall have:

(A)          no less than five (5) Business Days prior to the requested Purchase Date, given notice to Purchaser of the proposed Transaction by delivering to Purchaser a draft of the confirmation statement to be provided in accordance with Section 3(c)(ii)(B);

(B)          on the Purchase Date, delivered to Purchaser an executed and completed confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed by a Responsible Officer of Seller; provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller;

(C)            with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(D)          concurrently with the delivery of the Confirmation, paid to Purchaser the Pre-Purchase Due Diligence Fee with respect to each Eligible Asset proposed to be subject to the Transaction.

(iii)           Delivery to Custodian and/or Bailee.

(A)          (iii) Delivery to Custodian.      Seller shall have delivered to ~~Custodian, (A) with~~With respect to each Eligible Asset to be sold to Purchaser which is not a Wet Purchased Asset, Seller shall have delivered to the Custodian, the applicable Custodial Delivery and ~~(B) with respect to each Eligible Asset other than a Wet Purchased Asset,~~ the related Purchased Asset File~~, in each case,~~ in accordance with the procedures and time frames set forth in the Custodial Agreement.

(iv)           ~~Bailee Trust Receipt. With respect to any Wet Purchased Asset, the related Bailee shall have issued to Purchaser a Bailee Trust Receipt.~~

(B)           With respect to each Eligible Asset to be sold to Purchaser, if such Purchased Asset is a Wet Purchased Asset, Seller shall have delivered: (A) to Custodian, the applicable Custodial Delivery in accordance with the procedures and time frames set forth in the Custodial Agreement and (B) to Bailee, the related Purchased Asset File.

(iv)           Trust Receipts.

(A)          Receipt of Trust Receipt. Purchaser shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exceptions Report (including a Wet Purchased Asset) with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date.

(B)            With respect to each Wet Purchased Asset to be sold to Purchaser, the related Bailee shall have issued to Purchaser a Bailee Trust Receipt, dated the Purchase Date, duly completed and executed by such Bailee.

(v)            Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by Seller. Purchaser shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.

(vi)          Countersigned Confirmation. Purchaser shall have delivered to Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above.

(vii)          No Default. No Default or Event of Default shall have occurred and be continuing or will occur as a result of the pending Transaction;

(viii)          No Material Adverse Effect. No event shall have occurred and is continuing which has, or would reasonably be expected to have, a Material Adverse Effect.

(ix)            Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exception Report is attached.

(x)            Representations and Warranties. All representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w) relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets subject to other Transactions, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xi)            Acknowledgement of Servicer. Purchaser shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the Servicing Agreement as of the related Purchase Date.

(xii)          No Margin Deficit. No Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.

(xiii)          ~~Receipt of Trust Receipt. Purchaser shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exceptions Report with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date.~~

(xiii)          ~~(xiv)~~ Seller Release Letter. Purchaser shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.

(xiv)          ~~(xv)~~ No Change in Law. Purchaser shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

~~(xvi)          Repurchase Date. The Repurchase Date for such Transaction is not later~~ than the earlier of (A) the Termination Date and (B) three hundred sixty-four (364) days ~~following the related Purchase Date.~~

(xv)           [Reserved].

(xvi)          ~~(xvii)~~ Security Interest. Seller shall have taken such other action as Purchaser shall have requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets.

(xvii)          ~~(xviii)~~ Availability Period. The related Purchase Date occurs during the Availability Period.

(xviii)          ~~(xix)~~ Know Your Customer and Sanctions Diligence. Seller shall have completed its “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion. Purchaser shall have completed its “Know Your Customer” and Sanctions diligence with respect to Seller, Guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(xix)          ~~(xx)~~ True Sale. If such Purchased Asset is transferred to Seller from any Affiliate of Seller or Guarantor or prior to being acquired by Seller such Purchased Asset is transferred between any Affiliates of Seller or Guarantor, then either (A) Seller shall deliver to Purchaser a true sale opinion from outside counsel in form and substance reasonably acceptable to Purchaser with respect to the transfer of such Purchased Asset to Seller from such Affiliate and any other interim transfers of such Purchased Asset between Affiliates, (B) such Purchased Asset shall have been transferred from Originator Transferor to Holdings Transferor and then from Holdings Transferor to Seller in accordance with the terms of the Master Bills of Sale or (C) such Purchased Asset shall have been transferred between the applicable Affiliates of Seller or Guarantor in accordance with the terms of bills of sale acceptable to Purchaser in its sole and absolute discretion.

(xx)          ~~(xxi)~~ Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests and true sale matters) as Purchaser shall have required.

(xxi)          ~~(xxii)~~ Payment of Fees. Purchaser shall have received payment from Seller of the ~~Draw~~Funding Fee, or such fee shall have been netted against the Purchase Price being funded.

(d)            Early Repurchase. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)            no later than three (3) Business Days prior to such Early Repurchase Date (other than with respect to any repurchase to cure a Margin Deficit, for which notice may be given on the same Business Day), Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii)            no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default will be cured by such repurchase;

(iii)          on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts then due and payable under this Agreement against transfer to Seller or its designated agent of such Purchased Asset;

(iv)          any Margin Deficit is cured contemporaneously with such early repurchase; and

(v)            on such Early Repurchase Date, Seller pays to Purchaser the Exit Fees and Breakage Costs, if any, for such Purchased Asset.

(e)            Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased along with any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Purchaser; provided that, except as set forth in Article 3.01(d), Purchaser shall have no obligation to permit Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing. Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 7(b).

(f)             Availability Period Extensions.

(i)            Upon the written request of Seller to extend the Availability Period and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Availability Period Extension Conditions”) shall have been satisfied, Purchaser may agree to extend the then-current Availability Period (each, a “Current Availability Period”) for a period not to exceed twelve (12) months ~~from the expiration date of the Current Availability Period~~ (each, an “Availability Period Extension”). Purchaser may approve or disapprove any request for an Availability Period Extension in its sole and absolute discretion. Purchaser shall respond to any written request for an Availability Period Extension promptly and in any event within ten (10) Business Days from receipt thereof.

(ii)            For purposes of this Article 3(f), the Availability Period Extension Conditions shall be satisfied if:

(A)          Seller shall have delivered to Purchaser written notice of its request to extend the Current Availability Period at least thirty (30) days, but not more than ~~sixty~~two (~~60~~2) ~~days~~years, prior to the expiration of the Current Availability Period;

(B)            Purchaser shall have received, on or before the expiration of the Current Availability Period, payment from Seller, as consideration for Purchaser’s agreement to extend the then Current Availability Period, of ~~an~~the Funding Fee which is due and payable on the anniversary of the Closing Date occurring upon the termination of the then Current Availability Period ~~Extension Fee~~ (Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which Seller pays the ~~Availability Period Extension~~Funding Fee);

(C)            no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of the expiration of the Current Availability Period or as of the related Extension Date;

(D)          all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis), shall be true and correct in all material respects as of the related Extension Date; and

(E)            Purchaser shall have received a written certification by Seller stating that the foregoing conditions have been or will be satisfied as of the time required above.

(g)           Amortization Period Extensions.

(i)            In the event that Purchaser does not extend the Current Availability Period in accordance with Article 3(f), upon the written request of Seller to extend the Termination Date and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Amortization Period Extension Conditions”) shall have been satisfied, Purchaser shall extend the then-current Termination Date (each, a “Current Termination Date”) by twelve (12) months ~~from the Current Termination Date.~~(each, an “Amortization Period”). Notwithstanding anything to the contrary herein, in no event shall the Termination Date be extended more than two (2) times pursuant to this Article 3(g).

(ii)            For purposes of this Article 3(g), the Amortization Period Extension Conditions shall be satisfied if:

(A)          Seller shall have delivered to Purchaser a written request to extend the Current Termination Date at least thirty (30) days, but not more than ~~sixty~~ninety (~~60~~90) days, prior to the Current Termination Date ~~and certifying that Seller has determined in good faith that market conditions are not economically favorable for the securitization of the Purchased Assets on or~~ ;

(B)           Purchaser shall have received, on or before the Current Termination Date, payment from Seller of a Termination Date Extension Fee (Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which Seller pays the Termination Date Extension Fee);

(C)            no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of the Current Termination Date or as of the related Extension Date;

(D)          all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis), shall be true and correct in all material respects as of the related Extension Date; and

(E)            Purchaser shall have received a written certification by Seller stating that the foregoing conditions have been or will be satisfied as of the time required above.

(h)           Term-Out Period Extensions.

(i)            Upon the expiration of the second (2nd) Amortization Period and only to the extent that any Purchased Asset is designated as a Term-out Asset, upon the written request of Seller to extend the Termination Date and provided that all of the extension conditions listed in clause (ii) below (collectively, the “Term-Out Period Extension Conditions”) shall have been satisfied, Purchaser shall extend the Current Termination Date by twelve (12) months (each, a “Term-Out Period”).

(ii)            For purposes of this Article 3(h), the Term-Out Period Extension Conditions shall be satisfied if:

(A)          Seller shall have delivered to Purchaser a written request to extend the Current Termination Date at least thirty (30) days, but not more than sixty (60) days, prior to the Current Termination Date;

(B)            Purchaser shall have received, on or before the Current Termination Date, payment from Seller of a Termination Date Extension Fee (Seller shall provide notice to Purchaser at least two (2) Business Days prior to the date on which Seller pays the Termination Date Extension Fee);

(C)            no Material Adverse Effect, Margin Deficit, Default or Event of Default shall have occurred and be continuing as of the Current Termination Date or as of the related Extension Date;

(D)            all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis), shall be true and correct in all material respects as of the related Extension Date; and

(E)            Purchaser shall have received a written certification by Seller stating that the foregoing conditions have been or will be satisfied as of the time required above.

(i)            ~~(h)~~ Future Advances.

(i)            From time to time during the Availability Period, in connection with the making of a future advance to the Borrower under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset; provided that Seller shall not request more than one (1) increase with respect to the same Purchased Asset during any calendar month. Any approval by Purchaser of such increase of the Purchase Price shall be in writing and given or denied at Purchaser’s sole and absolute discretion.

(ii)            If such approval for a Purchase Price increase is granted, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A)          at least five (5) Business Days prior to the requested Purchase Price increase date, Seller shall have requested such increase in writing and delivered to Purchaser (1) copies of all documentation submitted by Borrower in connection with the applicable future advance and (2) evidence that all conditions precedent to such future advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, written request for Purchaser’s waiver of such conditions);

(B)            the amount of the requested Purchase Price increase with respect to any Purchased Asset is at least $500,000;

(C)            Purchaser shall have determined to its satisfaction that (1) there is no monetary or material non-monetary default then existing or likely to occur under such Purchased Asset, (2) all conditions precedent to such future advance under the related Purchased Asset Documents have been duly satisfied or waived by Purchaser in writing and (3) any additional conditions imposed by Purchaser with respect to such future advance, as specified in the related Confirmation, have been duly satisfied or waived by Purchaser in writing;

(D)          delivery by Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller (provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller), and delivery by Purchaser to Seller of a countersigned copy of such amended and restated Confirmation;

(E)            immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price of such Purchased Asset shall not exceed the updated Maximum Purchase Price of such Purchased Asset set forth on the related amended and restated Confirmation;

(F)            immediately after giving effect to the requested Purchase Price increase, the sum, without duplication, of (x) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Purchase Price Differential for the then current Pricing Rate Period) and (y) the requested Purchase Price increase shall not exceed an amount equal to the Maximum Facility Purchase Price;

(G)            no event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect;

(H)            no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(I)            no Margin Deficit shall exist, immediately prior to or after giving effect to the requested Purchase Price increase; ~~and~~

(J)            all representations and warranties made by any Seller Party in the Transaction Documents (other than those contained in Article 10(w) ~~with respect~~relating to Purchased Assets ~~other than the applicable Future Advance Purchased Asset for which a Purchase Price increase is being funded~~subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets subject to other Transactions, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true and correct in all material respects on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date;

(K)          Purchaser shall have received a written certification by Seller stating that foregoing conditions have been or will be satisfied as of the time required above and all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied;

(L)            Seller shall have delivered to Purchaser such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser requests, in its sole and absolute discretion; and

(M)          Purchaser shall have received payment from Seller of any applicable ~~Draw~~Funding Fee then due in respect of such Purchase Price increase, or such fee shall have been netted against the amount being funded.

(iii)          Upon the satisfaction of all conditions set forth in Article 3(~~g~~i)(ii) as determined by Purchaser, in its sole and absolute discretion, exercised in good faith, Purchaser shall transfer the amount of the Purchase Price increase to an account of Seller or, if such increase is being funded on the same day as the future advance is being made to the related Borrower, directly to the Borrower, Servicer or any title company, settlement agent or other Person, as agreed to by Purchaser and Seller.

(j)            Mandatory Early Repurchase.

(i)            Upon the occurrence of a Mandatory Early Repurchase~~. If the Market Value of~~ Event with respect to any Purchased Asset ~~is reduced, or is deemed reduced, to zero, then~~(other than as a result of such Purchased Asset becoming a Defaulted Asset), Purchaser may, in its sole and absolute discretion, deliver written notice to Seller requiring the repurchase of, and Seller shall repurchase, such Purchased Asset by no later than five (5) Business Days after such written notice ~~(such date, a “Mandatory Early Repurchase Date”)~~.

~~(j)  [Reserved].~~

(ii)            If a Mandatory Early Repurchase Event occurs as a result of such Purchased Asset becoming a Defaulted Asset, then Seller shall make (A) three payments, each equal to 10% of the Repurchase Price of such Purchased Asset, on the first (1st) day, the thirtieth (30th) day and the sixtieth (60) day, in each case, following the date such Purchased Asset became a Defaulted Asset and (B) one additional payment equal to the unpaid portion of the Repurchase Price (after giving effect to the payments set forth in subclause (A) of this clause (i)) of such Purchased Asset on the eighty-nineth (89th) day following the date such Purchased Asset become a Defaulted Asset (each such payment under Article3(i)(A) and (B) above, a “Required Defaulted Asset Amortization Payment”). In the event that Seller fails to make any Required Defaulted Asset Amortization Payment as and when required, then Seller shall immediately repurchase the related Purchased Asset.

~~(k)~~            Purchase Price Reduction. Seller may, no more frequently than six (6) times during any calendar quarter and with at least three (3) Business Days’ prior written notice to Purchaser, elect to transfer cash to Purchaser in an amount at least equal to $1,000,000 for application to the reduction of the outstanding Purchase Price of any Purchased Asset (each such transfer, a “Purchase Price Reduction”).

ARTICLE 4 MARGIN MAINTENANCE

(a)             Purchaser may, at its option in its sole and absolute discretion, re-determine the Market Value for any Mortgaged Property securing a Purchased Asset in accordance with the definition of Market Value.     If (i) there exists a Margin Deficit Event with respect to any Purchased Asset, and (ii) the related Margin Deficit equals an amount greater than the Margin Deficit Threshold with respect to such Purchased Asset, then Purchaser may, by notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to make a cash payment in reduction of the Repurchase Price of such Purchased Asset or, to the extent approved by Purchaser in its sole and absolute discretion, to deliver other assets to Purchaser so that after giving effect to such payment or delivery, no Margin Deficit shall exist with respect to such Purchased Asset.

(b)            If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to 12:00 noon (New York City time), Seller shall cure the related Margin Deficit(s) (which may be by repurchasing the related Purchased Asset in accordance with Article 3(d)) as provided in Article 4(a) by no later than 5:00 p.m. (New York City time) on the next Business Day. For the avoidance of doubt, if a Margin Call is given by Purchaser under Article 4(a) on any Business Day after the time set forth above, such Margin Call shall be considered given prior to such time on the immediately following Business Day.

(c)            The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT

(a)            Currency. Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction (except in accordance with any Requirements of Law with respect to tax withholdings, but without limiting the obligation of Seller pursuant to Articles 6 and 27), set-off or counterclaim.

(b)            Timing and Wire Instructions. All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to Seller in writing), not later than 2:00 p.m. (New York City time) (or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	Bank of New York Mellon
Address:	New York, NY
ABA Number:	021-000-018
DDA Number:	GLA 111569 BHQ
Account Name:	BBPLC LNBR Firm Cash W/H Gest USD
Reference:	FS CREIT Credit Repo Warehouse
Attention:	Whole Loan Operations

(c)            ~~Concurrently with the execution and delivery of this Agreement~~Collection Account. Prior to the date hereof, Seller ~~shall establish~~has established a segregated interest-bearing deposit account (the “Collection Account”) in the name of Seller for the benefit of Purchaser at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Purchaser.

(d)            Payments by Borrowers. Seller shall cause all Borrowers and other obligors to make all payments in respect of the Purchased Assets to Servicer, and Seller shall cause Servicer to hold all such payments in the name of Servicer for the benefit of Purchaser and to administer all such payments in accordance with the Servicing Agreement, as modified by any related Servicer Letter.

(e)            ~~(d)~~ Remittances by Servicer. Seller shall cause Servicer to promptly remit or deposit, as applicable, and in any event no later than one (1) Business Day after receipt thereof, all Income in respect of the Purchased Assets either (x) directly into the Collection Account or (y) directly into the Servicer Account and no later than two (2) Business Days prior to each Remittance Date, from the Servicer Account to the Collection Account. If any Seller Party or any Affiliate thereof shall receive any Income with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with ~~the following sentence~~this Article 5, such party shall (and Seller shall cause such party to) promptly (and in any case, within one (1) Business Day after receipt thereof) remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of ~~Articles 5(e) and~~Article 5(f).

(f)            ~~(e)~~ Remittances from the Collection Account. So long as no Event of Default shall have occurred and be continuing, Account Bank shall remit all amounts in the Collection Account to, or at the direction of, Seller; provided that, Seller's direction shall be in accordance with Section 3.1 of the Security Agent and Subordination Agreement. ~~Notwithstanding the foregoing, to the extent Net Cash Flow is applied to reduce the outstanding principal balance of any Purchased Asset, Seller shall be required to pay (and shall not permit Account Bank to remit such amount from the Collection Account to Seller or any other Person (other than Purchaser), and shall cause Account Bank to promptly remit such amount to Purchaser) the entire amount that was applied to reduce the outstanding principal balance of such Purchased Asset toward the Repurchase Price for such Purchased Asset until the Repurchase Price thereof is paid in full.~~

~~(f)~~             Upon receipt of notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to ~~Article 5(e)~~Section 3.1 of the Security Agent and Subordination Agreement and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Purchaser, all amounts on deposit in the Collection Account as of the prior Business Day to Purchaser for application to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

~~(g)~~            [Reserved].

~~(h)            (g)~~ Payment of Purchaser Price Differential and Other Fees. On each Remittance Date, to the extent not paid in full pursuant to Article 5(f), Seller shall pay to Purchaser all accrued and unpaid Purchase Price Differential as of such Remittance Date.

~~(i)            (h)~~ Payments of Repurchase Price. Any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its sole and absolute discretion.

~~(j)            (i)~~ Required Amortization during Amortization Period. On the first day of the initial Amortization Period and every six (6) months thereafter until the Termination Date, Seller shall pay to Purchaser an amount calculated to reduce the outstanding Purchase Price for each Purchased Asset to account for the ~~five percentage~~five-percentage point (5%) reduction in the Purchase Price Percentage of each Purchased Asset as of each such date pursuant to the definition of Purchase Price Percentage (each such payment, a “Required Amortization Payment”).

ARTICLE 6

REQUIREMENTS OF LAW; BENCHMARK TRANSITION

  (a)         Requirements of Law.

(i)           Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, then a Repurchase Date for such Transaction shall occur on the next Remittance Date or on such earlier date as may be required by law or (C) to accrue Purchase Price Differential based on the then-applicable Benchmark for any Transaction, then each such Transaction then outstanding shall be converted automatically to a new Benchmark pursuant to the definition of “Benchmark Replacement” and Article 6(~~b~~c) on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs in connection with any such conversion of a Transaction.

(ii)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A)            shall subject Purchaser to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(B)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities (other than taxes) in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Benchmark hereunder; or

(C)            shall impose on Purchaser any other condition (other than taxes);

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Purchaser, upon its demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(iii)            If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation Controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, to be material, then from time to time, and to the extent that Purchaser is also requesting such additional amounts from other similarly situated counterparties covered by the same group within Purchaser, after submission by Purchaser to Seller of a written request therefor, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(iv)            If Purchaser (including, for purposes of this Article 6(a)(iv), any successor, assignee or participant) requests compensation in respect of taxes under Article 6(a) or Article 27 or if Seller is required to pay any additional amount to Purchaser or any Governmental Authority for the account of Purchaser pursuant to Article 6(a) or Article 27, then Purchaser, if requested by Seller, shall, to the extent it is able to do so, use reasonable efforts to designate a different office of Purchaser for funding or booking Transactions or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Article 6(a) or Article 27, as the case may be, in the future and (ii) would not subject Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to Purchaser. Seller hereby agrees to pay all costs and expenses incurred by Purchaser in connection with any such designation or assignment.

(v)            Failure or delay on the part of Purchaser to demand compensation pursuant to the foregoing provisions of this Article 6(a) shall not constitute a waiver of Purchaser’s right to demand such compensation, provided that Seller shall not be required to compensate Purchaser pursuant to the foregoing provisions of this Article 6(a) for any increased costs incurred or reduced returns suffered more than 90 days prior to the date that Purchaser notifies Seller of Purchaser’s intention to claim compensation therefor (except that, if the adoption of or any change in any Requirement of Law giving rise to such increased costs or reduced returns is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

(b)            Benchmark Unavailability Period. During the Benchmark Unavailability Period for any Transaction, such Transaction shall be converted automatically to accrue interest at the Prime Rate in accordance with the definition of “Benchmark” on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then-current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs in connection with such conversion of a Transaction.

(c)             ~~(b)~~ Benchmark Transition.

  (i)          Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event ~~or a SOFR Transition Event, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time for any Pricing Rate Determination Date in respect of any determination of the then-current Benchmark for any Transaction, the Benchmark Replacement will replace the then-current Benchmark with respect to each such Transaction for all purposes hereunder or under any Transaction Document in respect of such determination on such Pricing Rate Determination Date and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement. The Benchmark Replacement shall become effective with respect to each applicable Transaction on the applicable Benchmark Replacement Date.

(ii)            In connection with the administration of any Benchmark or the implementation of any Benchmark Replacement, Purchaser shall have the right to make Benchmark ~~Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark ~~Replacement~~ Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

(iii)            Purchaser shall promptly notify Seller of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark ~~Replacement~~ Conforming Changes. For the avoidance of doubt, any notice required to be delivered by Purchaser as set forth in this paragraph may be provided, at the option of Purchaser (in its sole and absolute discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark ~~Replacement~~ Conforming Changes. Any determination, decision or election that may be made by Purchaser pursuant to this Article 6(~~b~~c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Article 6(~~b~~c).

(iv)            Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the Benchmark or any Benchmark Replacement implemented hereunder, (ii) the composition or characteristics of any such Benchmark or Benchmark Replacement, including whether any Benchmark Replacement is similar to, or produces the same value or economic equivalence to any Benchmark which it replaces or has the same volume or liquidity as any Benchmark which it replaces or any other Benchmark, (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Article 6 including, without limitation, whether or not a Benchmark Transition Event has occurred, ~~whether to declare a SOFR Transition Event, the~~the removal or lack thereof of unavailable or non-representative tenors of any Benchmark, the implementation or lack thereof of any Benchmark ~~Replacement~~ Conforming Changes, the delivery or non-delivery of any notices required by this Article 6 or otherwise in accordance herewith, or (iv) the effect of any of the foregoing provisions of Article 6; provided that the foregoing shall not be construed to release Purchaser from performing its obligations as expressly required pursuant to the Transaction Documents.

(v)            Purchaser shall exercise its rights and remedies pursuant to the definitions of “Benchmark Replacement”, “Benchmark Replacement Adjustment~~,” “Benchmark Replacement Conforming Changes” and “SOFR Transition Event~~” and “Benchmark Conforming Changes” in a manner which is consistent with its exercise of such rights and remedies under other commercial mortgage loan repurchase facilities with similarly situated counterparties covered by the same group within Purchaser.

(vi)             ~~Interest Rate; LIBOR Notification. The Purchase Price Differential on LIBOR Transactions is determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that the dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Article 6(b), such Article 6(b) provides a mechanism for determining the Benchmark Replacement. Purchaser will notify Seller, pursuant to Article 6(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Transactions is based. Prior to a Benchmark Replacement Date, Article 6(b) provides a mechanism for determining an alternative rate of interest. Purchaser will promptly notify Seller, pursuant to Article 6(b), of any change to the reference rate upon which the interest rate on LIBOR Transactions is based. However, Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Article 6(b), whether or not upon the occurrence of a Benchmark Replacement Date, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Article 6(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability; provided that the foregoing shall not be construed to release Purchaser from performing its obligations as expressly required pursuant to the Transaction Documents.~~

(d)             ~~(c)~~ Taxes.

(i)            Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by an applicable Requirement of Law. If any applicable Requirement of Law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with such applicable Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 6(~~c~~d)) Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made in respect of such Indemnified Taxes.

(ii)            Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with any applicable Requirement of Law.

(iii)            Seller shall indemnify Purchaser, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 6(~~c~~d)) payable or paid by Purchaser or required to be withheld or deducted from a payment to Purchaser, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Purchaser shall be conclusive absent manifest error.

(iv)            As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Article 6(~~c~~d), Seller shall deliver to Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Purchaser.

(v)            If Purchaser is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Purchaser shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by Seller, shall deliver such other documentation prescribed by any applicable Requirement of Law or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 6(~~c~~d)(v)(A), Article 6(~~c~~d)(v)(B), and Article 6(~~c~~d)(v)(D) below) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Purchaser. Without limiting the generality of the foregoing:

(A)            if Purchaser is a U.S. Person, it shall deliver to Seller on or prior to the date on which Purchaser becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Purchaser is exempt from U.S. federal backup withholding tax;

(B)            if Purchaser is a Foreign Purchaser, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1)            in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)             executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)            to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)            if Purchaser is a Foreign Purchaser, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Purchaser becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by any applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any applicable Requirement of Law to permit Seller to determine the withholding or deduction required to be made; and

(D)            if a payment made to Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Purchaser shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by any applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include all amendments made to FATCA after the date of this Agreement.

Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(vi)            If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 6(~~c~~d) (including by the payment of additional amounts pursuant to this Article 6(~~c~~d)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 6(~~c~~d) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 6(~~c~~d)(vi) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 6(~~c~~d)(vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 6(~~c~~d)(vi) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Article 6(~~c~~d)(vi) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(vii)            For the avoidance of doubt, for purposes of this Article 6(~~c~~d), any “applicable Requirement of Law” includes FATCA.

ARTICLE 7

SECURITY INTEREST

(a)             Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i)            the Collection Account and the Servicer Account and all monies from time to time on deposit in the Collection Account and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)            the Purchased Items.

(b)            Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations, provided that, so long as no Event of Default shall be continuing, Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor. Upon such satisfaction and upon request by Seller, Purchaser shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Purchaser in its sole and absolute discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(c)            Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest in Article 7(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(d)            Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 8

TRANSFER AND CUSTODY

(a)            On the Purchase Date for each Transaction, ownership of the related Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including Custodian and/or Bailee) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller specified in the Confirmation relating to such Transaction.

(b)            Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

(c)            From time to time, Seller shall forward to Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)            Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole and absolute discretion; provided that, so long as no Event of Default has occurred and is continuing as of the time of such transaction, without the prior written consent of Seller (i) Purchaser may not engage in repurchase transactions with, or sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets to, any Direct Competitor and (ii) no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3.

(b)            Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Purchaser as of the date hereof, as of any Funding Date and as of any Extension Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:

(a)            Organization. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b)            Authority. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

(c)            Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.

(d)            Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e)            Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(f)            Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all material licenses, permits and other consents that are necessary, for the transaction of Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(g)            Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it contained in the Transaction Documents to which it is a party.

(h)            Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any agreement by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any Requirement of Law in any material respect.

(i)            Litigation/Proceedings. As of the date hereof, any Funding Date and any Extension Date, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against any Seller Party, or any of their respective Subsidiaries or assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) with respect to Seller or Guarantor, makes a claim in an aggregate amount greater than the applicable Litigation Threshold or (iii) which, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(j)            No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America.

(k)            No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(l)            Compliance with Law. Seller is in compliance in all material respects with all Requirements of Law. No Seller Party is in default in any material respect with any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(m)             Acting as Principal. Seller is engaging in the Transactions as principal.

(n)            No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(o)            No Default. No Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents.

(p)            No Decline in Market Value. To the best of Seller’s knowledge, as of the Purchase Date or the date of any increase of Purchase Price for any Purchased Asset, there are no facts or circumstances that are reasonably likely to cause or have caused the Market Value of any any Mortgaged Property or Mortgaged Properties securing a Purchased Asset to decline.

(q)            No Material Adverse Effect. As of the date hereof, any Funding Date and any Extension Date, Seller has no knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.

(r)            No Adverse Selection. No Purchased Asset under this Agreement has been selected by Seller in a manner different from the manner in which Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Purchaser.

(s)            Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified.

(t)            Financial Information. All financial data concerning the Seller Parties, the Purchased ~~Asset~~Assets and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser fairly presents in all material respects the financial condition of such Seller Party, the Purchased Asset or other Purchased Item. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Asset and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no material and adverse change in the financial position of the Seller Parties, the Purchased Assets and the other Purchased Items or in the results of operations of any Seller Party.

(u)          Authorized Representatives. The duly authorized representatives of the Seller Parties are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as the Seller Parties may from time to time deliver to Purchaser.

(v)            Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(w)            Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, correct and complete in all material respects.

(x)            Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.

(y)            No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(z)            Security Interest Matters.

(i)            The provisions of the Transaction Documents are effective to either( x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income or franchise tax purposes) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral.

(ii)            Upon possession by Custodian or Bailee pursuant to a Bailee Letter of each Promissory Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in such Promissory Note or Participation Certificate, as applicable.

(iii)            Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral in which a security interest can be perfected under the UCC by the filing of financing statements.

(iv)            Upon execution and delivery of the Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the Collection Account and all funds at any time credited thereto.

(aa)      Solvency; No Fraudulent Transfer. Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(bb) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(cc) Investment Company Act. Seller is not required to register as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(dd) Taxes. Seller has filed or caused to be filed all U.S. federal tax returns and all other material tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; to Seller’s knowledge, no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(ee) ERISA. Neither Seller nor any ERISA Affiliate of Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans that are not in material compliance with ERISA or the Code and would not result in any Material Adverse Effect. Seller is not, and is not using, any assets of a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA in connection with any Transaction.

(ff) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(gg) No Real Property. Neither Seller nor any Subsidiary of Seller has at any time since its formation held title to any real property.

(hh) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(ii) Sanctions; No Prohibited Persons. Each Seller Party and each of their respective Subsidiaries is in compliance with Sanctions. No Seller Party or any Subsidiary, officer, director, partner, member or, to the best knowledge of Seller, employee, of any Seller Party or of such Subsidiary, is an entity or person that is, or to the best knowledge of Seller, is owned, Controlled by or acting on behalf of any Person that is, a Prohibited Person. Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(ii) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(jj) Anti-Corruption and Anti-Money Laundering Laws. Each Seller Party and each of their respective Subsidiaries has complied with, and is in compliance with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Corruption Laws and Anti-Money Laundering Laws have been started or, to the best knowledge of Seller, threatened against any Seller Party or any Subsidiary thereof.

ARTICLE 11

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or the Transaction hereunder is in effect, Seller shall not without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion:

(i)            take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

(ii)            transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(iii)            create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral~~,~~  whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(iv)            create, incur, assume or suffer to exist any Indebtedness or other obligation (other than the Subordinate Loan), secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(v)            enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up, divide or dissolve itself (or suffer any liquidation, winding up, division or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi)            permit a Change of Control;

(vii)          permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Borrower to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against any related Mortgaged Property);

(viii)         consent or assent to any Significant Modification other than in accordance with Article 29;

(ix)            permit the organizational documents or organizational structure of Seller to be amended;

(x)            after the occurrence and during the continuance of a payment Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(xi)            acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents;

(xii)            use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(xiii)            directly, or through a Subsidiary, acquire or hold title to any real property.

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a)            Seller Notices.

(i)            Material Adverse Change. Seller shall promptly notify Purchaser of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 12 shall relieve Seller of its obligations under this Agreement.

(ii)            Default or Event of Default. Seller shall, as soon as possible but in no event later than the first (1st) succeeding Business Day after obtaining actual knowledge of such event, notify Purchaser of the occurrence of any Default or Event of Default.

(iii)            Purchased Asset Matters. Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof) notify Purchaser of (A) any default or event of default under any Purchased Asset; (B) any facts or circumstances that are reasonably likely to cause, or have caused, a material Credit Event with respect to any Purchased Asset or the Market Value of any Mortgaged Property or Mortgaged Properties securing any Purchased Asset to decline; (C) any Purchased Asset that has become a Defaulted Asset or for which a Credit Risk Repurchase Trigger Event has occurred; or (D) any Future Advance Failure.

(iv)            Other Defaults, Litigation and Judgments. Seller shall promptly (and in any event not later than two (2) Business Days after actual knowledge thereof) notify Purchaser of (A) any default or event of default (or similar event) on the part of any Seller Party under any Indebtedness or other Contractual Obligation (1) which, with respect to Guarantor, involves the failure to pay a matured obligation or permits the acceleration of the maturity of obligations in excess of the applicable Default Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect; or (B) the commencement or threat of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) with respect Guarantor, makes a claim or claims in aggregate amount greater than the applicable Litigation Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.

(v)            Corporate Change. Seller shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than fifteen (15) Business Days prior to taking any such action.

(vi)            Sanctions; Anti-Corruption and Anti-Money Laundering Laws. Seller shall promptly (and in any event within five (5) Business Days after knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(jj) (Sanctions; No Prohibited Persons) and Article 10(kk) (Anti-Corruption and Anti-Money Laundering Laws).

(b)            Reporting and Other Information. Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i)            Purchased Asset Information. (A) Within ten (10) Business Days after receipt thereof, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be requested by Purchaser from time to time.

(ii)            Monthly Purchased Asset Reports. (A) No later than the fifteenth (15th) day of each month, copies of property level information received by Seller (including all required reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents)) pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) within two (2) Business Days, any other information with respect to the Purchased Assets that may be requested by Purchaser from time to time that is in possession of Seller or that is obtainable by Seller with exercise of commercially reasonable efforts. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis.

(iii)            Quarterly Reports. Within sixty (60) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, net assets and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments and absence of footnotes).

(iv)            Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, net assets and cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year.

(v)            Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi)            Other Documentation. Seller shall provide, or shall cause to be provided, to Purchaser such other documents, reports and information as Purchaser may reasonably request.

(c)            Defense of Purchaser’s Security Interest. Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and the other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)            Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

(e)            Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(f)            Preservation of Existence; Licenses. Seller shall at all times maintain and preserve its legal existence and all of the rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction Documents.

(g)            Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h)            Compliance with Other Obligations. Seller shall at all times comply (i) with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject, except where failure to comply could not be reasonably likely to have a Material Adverse Effect, and (iii) in all material respects with any Requirement of Law.

(i)            Books and Record. Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)            Taxes and Other Charges. Seller shall pay and discharge all U.S. federal income and other material taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

(k)            Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof. Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l)            Responsibility for Fees and Expenses of Third-Parties. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

(m)            Reserved.

(n)            Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance. Any Purchased Asset with respect to which there is a Future Advance Failure shall cease being an Eligible Asset and shall be repurchased by Seller as required herein.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(i)            Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by the Transaction Documents;

(ii)            Seller shall not make any loans or advances to any Affiliate or third party (other than advances under the Purchased Assets to Borrowers) and shall not acquire obligations or securities of its Affiliates;

(iii)            Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(iv)            Seller shall comply with the provisions of its organizational documents;

(v)            Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(vi)            Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required or permitted under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(vii)          Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(viii)         Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent;

(ix)            Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(x)            Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(xi)            Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xii)           Seller shall not, without the prior unanimous written consent of its Independent Manager, take any action that will result in an Act of Insolvency;

(xiii)          Seller shall, at all times, have at least one (1) Independent Manager;

(xiv)          Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(xv)           Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xvi)          Seller shall maintain a sufficient number of employees in light of contemplated business operations;

(xvii)         Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xviii)        Seller shall not pledge its assets to secure the obligations of any other Person;

(xix)           Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(xx)            Seller shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a)            Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)            Failure to Repurchase or Repay. Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents.

(ii)            Failure to Pay Purchase Price Differential ~~or Draw Fee True Up Amount~~. Seller shall fail to pay ~~(i)~~ the accrued and unpaid Purchase Price Differential within one (1) Business Day of such payment becoming due and payable~~, or (ii) any Draw Fee True Up Amount within three (3) Business Days of such payment becoming due and payable~~.

(iii)           Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit with respect to which the Purchaser makes a Margin Call pursuant to Article 4(a) within the period specified in ~~Article 4~~Article 4(b).

(iv)         Failure to Make a Required Payment. Seller shall fail to make any Required Payment to Purchaser when such payment is due and payable.

(v)            ~~(iv)~~ Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5~~(e)~~.

(vi)            ~~(v)~~ Other Payment Default. Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, within three (3) Business Days after Seller’s actual knowledge of such failure or written notice from Purchaser of such payment becoming due and payable.

(vii)            ~~(vi)~~ Negative Acts. Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in Article 11 (Negative Covenants of Seller) or Article 13 (Single Purpose Entity Covenants).

(viii)            ~~(vii)~~ Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.

(ix)            ~~(viii)~~ Admission of Inability to Perform. Any Seller Party shall admit to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(x)            ~~(ix)~~ Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Purchaser) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Purchaser) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(xi)           ~~(x)~~ Cross-Default. Any Seller Party shall be in default beyond any applicable cure period under (x) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of, or has resulted in the acceleration of, the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (y) any other material Contractual Obligation to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of, or has resulted in the acceleration of, the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (x) and (y), to the extent the obligations in connection with such default individually or in the aggregate with other defaults are at least equal to the applicable Default Threshold; provided, however, that any such default or failure to pay shall not constitute a Default or an Event of Default hereunder if Seller or Guarantor, as applicable, cures such default or failure to pay.

(xii)            ~~(xi)~~ ERISA. (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(xiii)            ~~(xii)~~ Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;

(xiv)            ~~(xiii)~~ Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect.

(xv)            ~~(xiv)~~ Material Adverse Effect. Any condition shall exist that constitutes a Material Adverse Effect.

(xvi)            ~~(xv)~~ Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.

(xvii)            ~~(xvi)~~ Representation or Warranty Breach. If any representation, warranty or certification (other than those contained in Article 10(w), which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Purchaser in its sole and absolute discretion to be materially false or misleading on a regular basis) made to Purchaser by, or on behalf of, any Seller Party or any Servicer that is an Affiliate of any Seller Party shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated.

(xviii)            ~~(xvii)~~ Judgment. Any final non-appealable judgment by any competent court in the United States of America for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Purchaser in its sole and absolute discretion.

(xix)            ~~(xviii)~~ Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.

(xx)            ~~(xix)~~ Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Income received by such Servicer in accordance with Article 5~~(d)~~.

(xxi)            ~~(xx)~~ Other Covenant Default. If any Seller Party or any Servicer that is an Affiliate of any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure as determined by Purchaser in its sole and absolute discretion, then such Person shall have three (3) Business Days after the earlier of notice to such Person, or such Person’s actual knowledge, of such breach or failure to perform, to remedy such breach or failure to perform (provided that, any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure); provided, however, that if such breach or failure to perform is susceptible to cure but cannot reasonably be cured within such period and such Person shall have commenced cure within such period and is thereafter diligently and expeditiously proceeds to cure the same, such period shall be extended for such time as is reasonably necessary for such Person, in the exercise of due diligence, to cure such breach or failure to perform, but in no event shall such cure period exceed thirty (30) days after the earlier of notice to such Person, or such Person’s actual knowledge, of such breach or failure to perform.

(xxii)          ~~(xxi)~~ Risk Retention Event. A Risk Retention Event shall have occurred, provided, that, if such breach is susceptible to cure, then the Retention Holder or Sellers, as the case may be, shall have ninety (90) calendar days after the earlier of written notice to such Person from Purchaser of the relevant breach, to remedy such breach before an Event of Default occurs under this Article 14(a)(~~xxi~~xxii) (provided that, any breach resulting from a willful (1) failure to hold the Retained Interest (as defined in the Risk Retention Letter), (2) transfer of the Retained Interest or (3) hedge the Retained Interest, in each case, in violation of the Risk Retention Letter, shall not be susceptible to cure).

(b)            Remedies. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i)            At the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)            If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A)            Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)            to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by Account Bank or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to this Article 14(b)(ii));

(C)            Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and

(D)            Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets (as determined by Purchaser in its sole and absolute discretion) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets ~~effected~~affected pursuant to this Article 14(b)(~~iii~~ii)(D) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

(iii)            The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv)            Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with enforcement) of all losses, costs and expenses (including, without limitation, the reasonable fees and expenses of external counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v)            Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency.

(vi)            Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii)            Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)            Power of Attorney. Seller hereby appoints Purchaser as attorney-in-fact of Seller during the continuance of an Event of Default for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, including the exercise of any remedies hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

ARTICLE 15

SET-OFF

(a)            In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Purchaser and its Affiliates a right of set-off, without prior notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the Control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located). Purchaser shall provide prompt notice to Seller of any set-off affected under this Article 15 to the extent it is not prohibited from doing so by applicable law.

(b)            Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c)            ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 16

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 17

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS~~, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT~~.

ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by electronic mail, provided that, such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above unless the sender of such communication receives a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation), to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 18. A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY

(a)            No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b)            Purchaser may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to any Person; provided that, so long as no Event of Default has occurred and is continuing as of the time of the assignment or participation, unless Purchaser shall have obtained the prior consent of Seller, no such assignment or participation may be made to a Direct Competitor. In connection therewith, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Seller agrees to cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party, in each case at Purchaser’s expense, in order to give effect to such assignment, transfer or sale of participating interest.

(c)            Purchaser, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices a register for the recordation of the names and addresses of Purchaser and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes of this Agreement. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice.

(d)            If Purchaser sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to Seller or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary. Each Participant shall be entitled to the benefits of Article 6 (subject to the requirements and limitations therein, including the requirements under Article 6(~~c~~d)(v) (it being understood that the documentation required under Article 6(~~c~~d)(v) shall be delivered to the participating Purchaser)) to the same extent as if it had acquired its interest by assignment pursuant to Article 20(b), provided that such Participant shall not be entitled to receive any greater payment under Article 6(~~c~~d) than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by a Governmental Authority or compliance by Purchaser or such Participant with a request or directive (whether or not having the force of law) from a central bank or other Governmental Authority having jurisdiction over Purchaser or such Participant, in each case made or issued after the Participant acquired the applicable participation.

(e)            Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 22

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 23

INTENT

(a)            The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code ~~and~~, (iii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title II of the Bankruptcy Code~~.~~ and (iv) the grant of the security interest/pledge of the Collateral, the Collection Account and the Servicer Account in Article 7 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meanings of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(b)            The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)            The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)            The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)            The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f)            The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)            Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence for all U.S. federal, state, and local income and franchise tax purposes (including, without limitation, on any and all filings with any U.S. federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

(h)            Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement” (except to the extent the related Transaction has a duration that renders such term inapplicable), “securities contract” and/or “master netting agreement”, (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable, or (iii) Purchaser as a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)            in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b)            in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c)            in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS

(a)            Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States federal or New York state court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)            To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)            The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of any party hereto to serve legal process in any other manner permitted by law and nothing in this Article 25 shall affect the right of Purchaser to bring any enforcement action or proceeding against any property of Seller located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions.

(d)            EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 26

NO RELIANCE

Seller hereby acknowledges, represents and warrants to Purchaser that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)            it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Purchaser, other than the representations expressly set forth in the Transaction Documents;

(b)            it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Purchaser;

(c)            it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)            it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)            no joint venture exists between Purchaser and any Seller Party; and

(f)            Purchaser is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Purchaser has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 27

INDEMNITY AND EXPENSES

(a)            Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable fees and expenses of external counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof. The obligation of Seller hereunder is a recourse obligation of Seller. This paragraph (a) shall not apply with respect to taxes other than (i) taxes for which the Seller would be required to pay additional amounts to Purchaser pursuant to Article 6(a), (ii) Taxes which shall be governed solely by Article 6(~~c~~d), and (iii) taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b)            Seller agrees to pay or reimburse on demand all of Purchaser’s reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of external counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of Purchaser’s rights under the Transaction Documents or any performance by Purchaser of any obligations of Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and registering the Collateral in the name of Purchaser or its nominee, (v) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) any Breakage Costs incurred by Purchaser in connection with the Purchased Assets, (vii) any failure by Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (viii) any actions taken to perfect or continue any lien created under any Transaction Document, (ix) Purchaser owning any Purchased Asset or other Purchased Item and/or (x) any due diligence performed by Purchaser in accordance with Article 28. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c)            This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 28

DUE DILIGENCE

(a)            Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including obtaining updated or new appraisals), the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)            Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).

(c)            Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.

(d)            Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)            Seller agrees to reimburse Purchaser within thirty (30) days after demand for any and all reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of external counsel) incurred by Purchaser in connection with its due diligence activities pursuant to this Article 28.

ARTICLE 29

SERVICING

(a)            The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 29 and for the benefit of Purchaser. Notwithstanding the foregoing, Seller shall not take any action or effect any modification or amendment of any Purchased Asset which in each case is a Significant Modification without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser. If the holder of any Purchased Assets is not the Controlling Holder (to the extent permitted hereunder), for so long as any Affiliate of Seller is the holder of, or has the right to exercise any control rights with respect to, any Companion Interest or the related Mortgage Loan (including, without limitation, as holder of a controlling class in a securitization), no such Affiliate shall take any action or effect any modification or amendment of such Companion Interests or the related Mortgage Loan which in each case is a Significant Modification without Seller first having given prior notice thereof to Purchaser in each such instance and Seller receiving the prior written consent of Purchaser. If Seller or any Affiliate of Seller effects any Significant Modification ~~with respect to any Purchased Asset~~in violation of the foregoing provisions without prior written consent of Purchaser then ~~such~~the applicable Purchased Asset shall cease to be an Eligible Asset.

(b)            The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 29(c), (ii) Purchaser not extending Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the affected Purchased Assets to another Servicer designated by Purchaser as expeditiously as possible.

(c)            Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of a default by Servicer under the Servicing Agreement, (ii) upon the occurrence of a default by Servicer under any applicable Servicer Letter or (iii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (iii), without payment of any penalty or termination fee. Seller shall cooperate with Purchaser to effectuate the removal of any Servicer or any sub-servicer by Purchaser in accordance with this Article 29(c).

(d)            Seller shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Purchaser.

(e)            Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. Unless Purchaser is a party to the related Servicing Agreement, Seller shall cause Servicer and any sub-servicers engaged by Seller to execute a letter agreement with Purchaser (a “Servicer Letter”) in form and substance acceptable to Purchaser in its sole and absolute discretion acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Collection Account in accordance with Article 5(d) or as otherwise directed by Purchaser in accordance with the Servicer Letter.

(f)            Seller agrees that Purchaser is the owner of all servicing records related to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including Custodian) at Purchaser’s request.

(g)            The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents.

ARTICLE 30

ACKNOWLEDGMENT AND CONSENT TO BAIL-IN

(a)            Contractual Recognition of Bail-in.

(i)            Each party acknowledges and accepts that liabilities arising under this Agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Purchaser to Seller may include, without limitation:

(A)          a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(B)          a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case Seller acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(ii)           Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this Agreement and that no further notice shall be required between the parties pursuant to the Agreement in order to give effect to the matters described herein.

(iii)          The acknowledgements and acceptances contained in clauses (i) and (ii) above will not apply if:

(A)          the relevant resolution authority determines that the liabilities arising under this Agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

(B)          the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in clauses (i) and (ii).

(iv)          For purposes of this Article 30:

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority (“FCA”), both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

(b)            Contractual Recognition of UK Stay in Resolution. Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

(c)            Notice Regarding Client Money Rules. Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by Purchaser from Seller will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, Purchaser shall not segregate money received by it from Seller from Purchaser money and Purchaser shall not be liable to account to Seller for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so Seller will not be entitled to share in any distribution under the Client Money Distribution Rules.

ARTICLE 31

MISCELLANEOUS

(a)            All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b)            The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c)            The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)            Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)            This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)            The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)            Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)            Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BARCLAYS BANK PLC, as Purchaser

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Barclays-FS CREIT ~~MRA~~– Signature Page to Master Repurchase Agreement]

BUSINESS.32262182.11

FS CREIT FINANCE BB-1 LLC, as Seller

By:
Name:
Title:

[Barclays-FS CREIT ~~MRA~~– Signature Page to Master Repurchase Agreement]

BUSINESS.32262182.11

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Telephone: (212) 526-6970

Email: francis.gilhool@barclayscapital.com

with copies to:	Dechert LLP

Cira Centre 2929

Arch Street

Philadelphia, Pennsylvania 19104

Attention: Gennady A. Gorel

Telephone: (215) 994-2635

Email: gennady.gorel@dechert.com

Seller:	FS CREIT Finance BB-1 LLC

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Email: credit.notices@fsinvestments.com

                FSCREIT_TEAM@fsinvestments.com

Guarantor:	FS Credit Real Estate Income Trust, Inc.

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Email: credit.notices@fsinvestments.com

     FSCREIT_TEAM@fsinvestments.com

Ex. I-1

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To: Barclays Bank PLC

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of February 22, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Agreement”), between Barclays Bank PLC (“Purchaser”) and FS CREIT Finance BB-1 LLC (“Seller”). This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	, 20

Eligible Asset: ______________________________________________________________________________  , as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Senior Note][Senior Participation Interest]

Record Holder:	[NAP][Yes][No][1]

Controlling Holder:	[NAP][Yes][No][1]

Outstanding Principal Amount of Purchased
Asset as of Purchase Date:	$

Available Future Funding under Purchased
Asset as of Purchase Date:	$

Repurchase Date:	, 20

Purchase Price:	$

Pricing Rate:	As defined in the Agreement

Initial Benchmark:	[~~LIBOR][~~Term SOFR]~~[SOFR Average]~~

Benchmark Floor:	%

1 Must select “Yes” or “No” for any Senior Note and Senior Participation Interest and NAP for other asset types.

Ex. II-1

Spread:	%

Purchase Price Percentage:	%

Look-Through LTV as of Purchase Date:	%

Margin Deficit Threshold if outstanding principal balance is $36 million or less:	$[ ]

Term-out Asset:	[Yes][No]

Governing Agreements:	As identified on attached Schedule 2

Requested Exceptions Report:	Attached as Schedule 3

Requested Wire Amount:	$

Type of Funding:	[Wet][Dry] Funding

Seller’s Wiring Instructions:

Bank Name:
ABA Number:
Account Number:
Reference:

[Seller hereby certifies that all conditions precedent to the funding of a Purchase Price increase in connection with the Future Advance set forth in the related Purchased Asset Documents and in Article 3(h)(ii) of the Agreement have been satisfied except for the following conditions which have been waived by Purchaser: [IDENTIFY ANY WAIVED CONDITIONS]].2

To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

FS CREIT FINANCE BB-1 LLC

By:
Name:
Title:

2 To be included if the Confirmation is delivered in connection with a future funding.

Ex. II-2

AGREED AND ACKNOWLEDGED:

BARCLAYS BANK PLC

By:
Name:
Title:

Ex. II-3

Schedule 1 to Confirmation

Purchased Asset Schedule

(attached)

Ex. II-4

Schedule 2 to Confirmation

Governing Agreements

Ex. II-5

Schedule 3 to Confirmation

Requested Exceptions Report

Ex. II-6

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF THE SELLER PARTIES

Name	Specimen Signature

Christopher Condelles, Chief Financial Officer

Stephen Sypherd, Vice President, Treasurer and Secretary

Alex Neff, Chief Accounting Officer

Ex. III-1

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that FS CREIT Finance BB-1 LLC, a Delaware limited liability company (“Seller”), does hereby appoint Barclays Bank PLC (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Promissory Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of February 22, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Purchaser and Seller, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Ex. IV-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this             day of                   , 20     .

FS CREIT FINANCE BB-1 LLC

By:
Name:
Title:

STATE OF                                                  )

COUNTY OF                                            )

On                      , 20       , before me,                                        , a Notary Public, personally appeared                                                , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the                              that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

(Seal)

Ex. IV-2

EXHIBIT V

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS

For purposes of the representations and warranties contained in this Exhibit V, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual knowledge or belief of Seller, its officers and employees responsible for the underwriting, origination, acquisitions, servicing, management or sale, as applicable, of the Purchased Assets regarding the matters expressly set forth herein. All information contained in documents which are part of the Servicing Records shall be deemed to be within Seller’s knowledge.

Capitalized terms used but not defined in this Exhibit V shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V is attached (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan that is identified on the related Purchased Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan commences accruing interest at an increased interest rate.

“ARD Loan” shall mean a Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.

“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Borrower in connection with the origination of a Mortgage Loan.

~~“Companion Interest” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.~~

“Companion Interest Holder” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any holder of a related Companion Interest.

Ex. V-1

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Interest Rate” shall mean, with respect to each Mortgage Loan, the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Promissory Note and applicable law.

“REMIC Provisions” shall mean the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

REPRESENTATIONS AND WARRANTIES

A.           All Purchased Assets. With respect to each Purchased Asset:

1.            Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.

2.            Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than the rights of the holder of a Companion Interest under the related co-lender or participation agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than the rights of the holder of a Companion Interest under the related co-lender or participation agreement.

3.            Purchased Asset File. The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof. With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement. With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

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4.            Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the related Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Transaction Documents to be contained therein.

5.            Restrictions on Transfer. No Purchased Asset contains any restrictions on transfer or transferee eligibility requirements, in each case, that are commercially unreasonable or would be violated in connection with any transfer, assignment or pledge thereof in favor of Purchaser.

B.            Mortgage Loans. With respect to each Mortgage Loan that constitutes a Purchased Asset:

1.            Whole Loans. Such Mortgage Loan is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.

2.            Loan Document Status. Each related Promissory Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of such Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Promissory Note, Mortgage or other Purchased Asset Documents.

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3.            Mortgage Provisions. The Purchased Asset Documents for such Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4.            Hospitality Provisions. The Purchased Asset Documents for such Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement include an executed copy of such franchise or license agreement as well as a comfort letter or similar agreement signed by the Borrower and franchisor or licensor of such property enforceable by Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Purchaser. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

5.            Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of each Mortgage, Promissory Note, Mortgage Loan guaranty and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Borrower has not been released from its material obligations under the related Purchased Asset Documents.

6.            Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller will constitute a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the related Purchased Asset Schedule leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and, to Seller’s knowledge, as of the related Purchase Date is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to Seller’s knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

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7.            Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow or closing instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

8.            Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing). Except as set forth on the related Purchased Asset Schedule, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

9.            Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

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10.            UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the related originator has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by the related Borrower and located on such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Insolvency Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11.            Condition of Property. Seller or the originator of such Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four (4) months of origination of the Mortgage Loan and within six (6) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than six (6) months prior to the origination of such Mortgage Loan. Seller has no knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment delivered to Purchaser in accordance with Exhibit VII.

12.            Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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13.            Condemnation. As of the date of origination of such Mortgage Loan and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending and, to Seller’s knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14.            Actions Concerning Mortgage Loan. As of the date of origination of such Mortgage Loan and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

15.            Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to such Mortgage Loan are in the possession, or under the control, of ~~Seller or~~ Servicer (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mortgage Loan), and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser (although the same may be held by Servicer in accordance with the Servicing Agreement and the Servicer Notice (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mortgage Loan in accordance with the applicable other servicing agreement)).

16.            No Holdbacks. The principal amount of the Mortgage Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except (i) in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback or (ii) future advances to be funded under such Mortgage Loan as identified in the related Purchased Asset Schedule).

17.            Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Financial Services, LLC (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Borrower included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, covers a period of not less than eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (or a private policy from an insurer meeting the Insurance Rating Requirements providing at least the same limits), plus such additional excess flood coverage from an insurer meeting the Insurance Rating Requirements in an amount as is generally required by prudent institutional commercial and multifamily mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial and multifamily mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

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The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Purchaser. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18.            Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19.            No Encroachments. Based solely upon surveys obtained in connection with origination, any other due diligence performed by lender, the related Title Policy and, in each case, any updates thereto obtained by lender following origination, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements encroach upon any easements except for encroachments, the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

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20.            No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21.            REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22.            Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.            Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Promissory Note being assigned to Purchaser, each holder of the Promissory Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

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24.            Trustee under Deed of Trust. With respect to each related Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

25.            Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, other affirmative investigation of local law compliance consistent with the investigation conducted by the related originator for similar commercial and multifamily mortgage loans intended for securitization, any other due diligence performed in connection with the origination of such Mortgage Loan and, in each case, any updates thereto obtained by lender following origination, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) are insured by the Title Policy, (ii) are insured by law and ordinance insurance coverage obtained in amounts customarily required by prudent institutional commercial and multifamily mortgage lenders in connection with the origination of commercial and multifamily mortgage loans for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations in respect thereof or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26.      Licenses and Permits. Each Borrower covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect~~, and to~~.      To Seller’s knowledge based upon any of a letter from any governmental authorities, a zoning report, title report or other affirmative investigation of local law compliance consistent with the investigation conducted by the related originator for similar commercial and multifamily mortgage loans intended for securitization, any other due diligence performed in connection with origination and, in each case, any updates thereto obtained by lender following origination, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the related Borrower and the Mortgaged Property to be in compliance with all regulations, zoning and building laws.

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27.            Recourse Obligations. The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of either the Mortgaged Property or equity interests in Borrower made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

28.            Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) [reserved], (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x) if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the event of a taking of any portion of a Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

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No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

29.            Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

30.            Acts of Terrorism Exclusion. With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

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31.            Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent institutional commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

32.            Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan that has an aggregate maximum principal balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan that has an aggregate maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

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33.            Defeasance. The Mortgage Loan does not permit defeasance.

34.            Interest Rates. The Mortgage Loan bears interest at a floating rate of interest that is based on ~~LIBOR,~~ Term SOFR ~~or the SOFR Average~~ plus a margin (which interest rate may be subject to a minimum or “floor” rate).

35.           Ground Leases.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a)            The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)            The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender, and no such consent has been granted since the origination of the Mortgage Loan;

(c)            The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)            The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)            The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

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(f)            Seller has not received any written notice of default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such Ground Lease ~~and to~~. To Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)            The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender;

(h)            A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)            The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent institutional commercial mortgage lender in connection with loans similar to the Mortgage Loan intended for securitizations;

(j)            Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)            In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

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(l)            Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36.            Servicing. The servicing and collection practices with respect to the Mortgage Loan have at all times been, in all respects, legal and have met customary industry standards for servicing of commercial and multifamily loans that are similar to such Mortgage Loan.

37.            Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V.

38.           [Reserved].

39.            No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination~~, and as~~. As of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

40.            Bankruptcy. As of the date of origination of such Mortgage Loan and to Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

41.            Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by such Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

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42.            Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge and except as set forth in the related Phase I environmental site assessment (or update of a previous Phase I and/or Phase II site assessment) and, if applicable, a Phase II environmental site assessment, meeting ASTM requirements with respect to the related Mortgaged Property conducted by a reputable environmental consultant in connection with such Mortgage Loan, no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the related Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the related Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the related Mortgaged Property or in a material adverse effect on the value, use or operations of the related Mortgaged Property.

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared during such period), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property as of the date of such ESA or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the related Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and/or Fitch Ratings Inc.; (E) a party not related to the Borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

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In the case of each Mortgaged Property securing a Mortgage Loan (A) a property condition or engineering report was prepared, if such Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if such Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting such Mortgaged Property, the related Borrower (1) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition.

In the case of each Mortgage Loan that is the subject of an environmental insurance policy, as of origination and as of the Purchase Date, such insurance policy (i) is in full force and effect, (ii) Seller is a named insured under such policy and (iii) the premium of such policy has been paid through the maturity of the policy’s term and the term of such policy extends at least three (3) years beyond the maturity of the Mortgage Loan inclusive of all extension options.

43.            Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

44.            Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other loan, except any Mortgage Loan that is a Purchased Asset and only to the extent set forth on the related Purchased Asset Schedule.

45.            Advance of Funds by Seller. After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Borrower of such Mortgage Loan other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on such Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mortgage Loan, other than contributions made on or prior to such Purchase Date.

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46.           Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

47.           Affiliates. The related Borrower is not an Affiliate of Seller.

C.            Senior Notes. With respect to each Purchased Asset that is a Promissory Note, such note is a Senior Note (with no existing more-senior Promissory Note or Participation Interest) related to a Mortgage Loan that complies with all of the representations set forth in Section B above. If such Promissory Note is pari passu with any other Promissory Note, the holder of such Promissory Note is the Record Holder and the Controlling Holder pursuant to a co-lender agreement or intercreditor agreement that is legal, valid and enforceable as between its parties, subject to the limitations set forth in the Insolvency Qualifications.

D.            Participation Interests. With respect to each Purchased Asset that is a Participation Interest:

1.            Mortgage Loan. The related Mortgage Loan complies with all of the representations set forth in Section B above.

2.            Performing Participation. Such Participation Interest is performing and is evidenced by a physical Participation Certificate.

3.             Record Holder; Status of Participation Agreement.      Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in a whole Mortgage Loan. Seller or an agent on behalf of Seller and the holder of the related Companion Interest(s) is the Record Holder of the related Mortgage Loan pursuant to a participation agreement that is legal, valid and enforceable as between its parties. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan the related participation agreement provides that the holder of such Participation Interest is the Controlling Holder. If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans originated by prudent institutional commercial and multifamily mortgage lenders in connection with loans similar to the Mortgage Loan intended for securitizations.

4.            Costs and Expenses. If the Participation Interest is pari passu with any Companion Interest, the holder of such Companion Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the Record Holder or a servicer. If the Participation Interest is senior to any Companion Interests, the holder of such Companion Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan prior to the holder of such Participation Interest.

20

5.            Companion Interest Holders. Each participation agreement is effective to convey the related Companion Interests to the related Companion Interest Holders and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property. Neither the holder of the Participation Interest nor the Record Holder owes any fiduciary duty or obligation to any Companion Interest Holder pursuant to the applicable participation agreement.

6.            Purchased Asset File. The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing and/or securing such Participation Interest, or affecting the rights of any holder thereof, and since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File. Each assignment of the related Participation Certificate contained in the Purchased Asset File is in the form required by the related participation agreement or is otherwise sufficient to assign such Participation Certificate.

7.            No Defaults or Waivers under Participation Documents. All amounts due and owing to any Companion Interest Holder pursuant to the related participation agreement or related documents have been duly and timely paid. (a) There is (i) no default, breach or violation existing under any participation agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any participation agreement or related document, and (b) no default, breach or violation under any participation agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V. No person other than the holder of such Participation Interest or the related Companion Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable participation agreement or related documents.

8.            Bankruptcy. No issuer of such Participation Interest or Companion Interest Holder is a debtor in any outstanding state or federal bankruptcy or insolvency proceeding.

9.             No Known Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

21

10.            Transfer. The Record Holder role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained and Seller will timely deliver to Custodian all necessary assignments, notices, and documents in order to convey record title of the related Mortgage Loan and other rights and interests to Purchaser in its capacity as successor Record Holder;

11.            No Repurchase. The terms of the related participation agreement do not require or obligate the Record Holder or its successor or assigns to repurchase any Companion Interest under any circumstances.

12.            No Misrepresentations. Neither Seller nor any Affiliate thereof, in selling any Companion Interest to a Companion Interest Holder, committed any fraud or made any misrepresentation or omission of information necessary for such Companion Interest Holder to make an informed decision to purchase such Companion Interest.

13.            UCC. Such Participation Interest (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property, (iv) is not held in a Securities Account and (v) does not constitute a Security or a Financial Asset. The related Participation Certificate is an Instrument. For purposes of this paragraph (13), capitalized terms undefined in the Master Repurchase Agreement or this Exhibit V have the meaning given to such term in the UCC.

22

EXHIBIT VI

ASSET INFORMATION

Purchased Asset Name:
Asset ID #:
Asset Type: [Mortgage Loan] [Senior Note]
[Senior Participation]
Borrower Name:
~~Borrower Address~~Sponsor Name:
~~Borrower City:~~
~~Borrower State:~~
~~Borrower Zip Code:~~
Recourse?
Guaranteed?
~~Related Borrower Name(s):~~
Original Principal Balance:
Maximum Principal Balance:
~~Note~~Origination Date:
~~Loan Date:~~
Loan Type (e.g. fixed/arm):
Current Principal Balance (as of / / ):
Current Interest Rate (per annum) (as of / / ):
Remaining Future Advances (as of / / ):
Paid to ~~date~~Date:
~~Annual P&I:~~
Next Payment ~~due date~~Due Date:
~~Index (complete whether fixed or arm):~~
~~Gross Spread/Margin (complete whether fixed or arm):~~
~~Life Cap:~~
~~Life Floor:~~
~~Periodic Cap:~~
~~Periodic Floor:~~
~~Rounding Factor:~~
~~Lookback (in days):~~
~~Interest Calculation Method (e.g., Actual/360):~~
~~Interest rate adjustment frequency:~~
~~P&I payment frequency:~~
~~First P&I payment due:~~
~~First interest rate adjustment date:~~
~~First payment adjustment date:~~
~~Next interest rate adjustment date:~~
~~Next payment adjustment date:~~
~~Conversion~~Initial Maturity Date:
~~Converted Interest Rate Index:~~
~~Converted Interest Rate Spread:~~

Fully Extended Maturity ~~date:~~Date
ARD Loan?
Loan ~~term~~Term:
~~Amortization term:~~
~~Hyper-Amortization Flag:~~
~~Hyper-Amortization Term:~~
~~Hyper-Amortization Rate Increase:~~
~~Balloon Amount:~~
~~Balloon LTV:~~
~~Prepayment Penalty Flag:~~
~~Prepayment Penalty Text:~~
~~Lockout Period:~~
~~Lien Position:~~
Fee/Leasehold:
~~Ground Lease Expiration Date:~~
~~CTL (Yes/No):~~
~~CTL Rating (Moody’s):~~
~~CTL Rating (Duff):~~
~~CTL Rating (S&P):~~
~~CTL Rating (Fitch):~~
~~Lease Guarantor:~~
~~CTL Lease Type (NNN, NN, Bondable):~~
Property Name:
Property Address:
Property City:
Property Zip Code:
Property Type (General):
Property Type (Specific):
~~Cross-collateralized~~Cross-Collateralized (Yes/No):**
~~Property Size:~~
~~Year built:~~
~~Year renovated:~~
~~Actual Average Occupancy:~~
~~Occupancy Rent Roll Date:~~
~~Underwritten Average Occupancy:~~
~~Largest Tenant:~~
~~Largest Tenant SF:~~
~~Largest Tenant Lease Expiration:~~

*	~~If yes, give property information on each property covered and in aggregate as appropriate. Asset ID’s should be denoted with a suffix letter to signify loans/collateral.~~

Ex. VI-1

~~2nd Largest Tenant:~~
~~2nd Largest Tenant SF:~~
~~2nd Largest Tenant Lease Expiration:~~
~~3rd Largest Tenant:~~
~~3rd Largest Tenant SF:~~
~~3rd Largest Tenant Lease Expiration:~~
~~Underwritten Average Rental Rate/ADR:~~
~~Underwritten Vacancy/Credit Loss:~~
~~Underwritten Other Income:~~
~~Underwritten Total Revenues:~~
~~Underwritten Replacement Reserves:~~
~~Underwritten Management Fees:~~
~~Underwritten Franchise Fees:~~
~~Underwritten Total Expenses:~~
~~Underwritten Leasing Commissions:~~
~~Underwritten Tenant Improvement Costs:~~
~~Underwritten NOI:~~
~~Underwritten NCF:~~
~~Underwritten Debt Service Constant:~~
~~Underwritten DSCR at NOI:~~
~~Underwritten DSCR at NCF:~~
~~Underwritten NOI Period End Date:~~
~~Hotel Franchise:~~
~~Hotel Franchise Expiration Date:~~
Appraiser Name: Appraised Value:
Appraisal Date:
~~Appraisal Cap Rate:~~
~~Appraisal Discount Rate:~~
~~Underwritten LTV:~~
~~Environmental Report Preparer:~~
~~Environmental Report Date:~~
~~Environmental Report Issues:~~

Covered by Environmental Insurance (Yes/No):
~~Architectural and Engineering Report Preparer:~~
~~Architectural and Engineering Report Date:~~
~~Deferred Maintenance Amount:~~
~~Ongoing Replacement Reserve Requirement per A&E Report:~~
~~Immediate Repairs Escrow % (e.g. [ ]%):~~
~~Replacement Reserve Annual Deposit:~~
~~Replacement Reserve Balance:~~
~~Tenant Improvement/Leasing Commission Annual Deposits:~~
~~Tenant Improvement/Leasing Commission Balance:~~
~~Taxes paid through date:~~
~~Monthly Tax Escrow:~~
~~Tax Escrow Balance:~~
~~Insurance paid through date:~~
~~Monthly Insurance Escrow:~~
~~Insurance Escrow Balance:~~
~~Reserve/Escrow Balance as of Date:~~
~~Probable Maximum Loss %:~~
~~Covered by Earthquake Insurance (Yes/No):~~
~~Number of times 30 days late in last 12 months:~~
~~Number of times 60 days late in last 12 months:~~
~~Number of times 90 days late in last 12 months: Servicing Fee:~~
Secondary Financing in Place (Yes/No):
Secondary Financing Amount:
Secondary Financing Description:
Future Supplemental Financing (Yes/No):
Future Supplemental Financing Description: Servicer:
Originating Law Firm:
Notes:

Ex. VI-2

EXHIBIT VII

ADVANCE PROCEDURES

Timing set forth in this Exhibit reflects typical timing Purchaser needs to review the Due Diligence Package. Purchaser will reasonably cooperate with Seller to accommodate shorter timing, as needed, on a case-by-case basis.

Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items (the “Due Diligence Package”):

(1)           Purchased Asset Documents. With respect to each Eligible Asset:

(a)            if such Eligible Asset is not a Wet Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days prior to the proposed Purchase Date);

(b)            if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, along with blacklines against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. New York City time on the Business Day before the requested Purchase Date, execution versions in final form of (A) the Promissory Note endorsed by Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) interest in the collateral and (D) such other components of the Purchased Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts.

(c)            if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Bailee Letter and Bailee Trust Receipt;

Ex. VII-1

(d)            certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such certificates or other evidence of insurance are not available at least ten (10) Business Days prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser as soon as they are available thereafter, and in any case, by no later than 10:00 a.m. on the Business Day before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

(e)            all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(f)            as reasonably requested by Purchaser, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Borrower, such searches to be conducted in each location Purchaser shall reasonably designate;

(g)            an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance);

(h)            certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority; and

(i)            a summary of all restrictions on transfer and transferee eligibility requirements.

Ex. VII-2

(2)           Transaction-Specific Due Diligence Materials. Each of the following:

(a)            a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the Eligible Asset that a reasonable buyer would consider material,

(b)           the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(c)            a current rent roll and roll over schedule;

(d)           a cash flow pro-forma, plus historical information;

(e)            a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(f)             indicative debt service coverage ratios;

(g)            indicative loan-to-value ratios;

(h)           a term sheet outlining the transaction generally;

(i)            a description of the Borrower and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements;

(j)            a description of Seller’s relationship, if any, to the Borrower and sponsor; and

(k)            copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3)            Environmental and Engineering. A “Phase 1” (and, if requested by Purchaser, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

(4)            Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

(5)            Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

(6)            Opinions of Counsel. An opinion of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and such other matters as Purchaser shall require (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests).

Ex. VII-3

(7)            Additional Real Estate Matters. To the extent obtained by Seller from the Borrower or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8)            Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit ~~VI~~V to this Agreement and any other Eligibility Criteria (the “Requested Exceptions Report”).

(9)            Know Your Customer Information. All documentation and other information received, and the results of all searched and investigations performed, as part of “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties.

(10)         Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(11)         Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Purchaser shall endeavor to, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

(12)         Assignment Documents. No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have executed and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents assigning to Purchaser the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole and absolute discretion.

Ex. VII-4

EXHIBIT VIII

FORM OF MARGIN CALL

[DATE]

Via Electronic Transmission

FS CREIT Finance BB-1 LLC

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Email: credit.notices@fsinvestments.com

FSCREIT_TEAM@fsinvestments.com

Re:	Master Repurchase Agreement, dated as of February 22, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Barclays Bank PLC (“Purchaser”) and FS CREIT Finance BB-1 LLC (“Seller”)

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Seller that (i) there exists a Margin Deficit ~~has occurred as set forth below~~Event with respect to a Purchased Asset and (ii) the related Margin Deficit for such Purchased Asset equals an amount greater than the Margin Deficit Threshold with respect to such Purchased Asset. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset~~:~~

for which

Margin Deficit Event Exists:

~~(a)~~	~~Repurchase Price of Purchased Asset:~~	~~$~~

~~(b)~~	~~Maximum Purchase Price of Purchased Asset:~~	~~$~~

(i)	Look-Through LTV as of Purchase Date:	%

(ii)	Look-Through LTV as of date hereof:	%

(iii)	Applicable Margin Deficit Threshold:	$

A Margin Deficit Event exists when ~~the amount in (a) above is more than the amount in (b)~~(a) a Credit Event has occurred, and (b) the percentage in (i) above is at least 7.5% higher than the percentage in (ii) above.

Ex. VIII-1

Margin Deficit for Purchased Asset:

(a)	Outstanding Purchase Price of Purchased Asset:	$

~~(b)~~	~~Maximum Purchase Price of Purchased Asset:~~	$

~~MARGIN DEFICIT:~~	~~$~~

(c)	Accrued ~~interest~~ Purchase Price Differential from to :	$

TOTAL WIRE DUE:	$

WHEN (A) A MARGIN DEFICIT EVENT EXISTS, AND (B) THE RELATED MARGIN DEFICIT EQUALS AN AMOUNT GREATER THAN THE MARGIN DEFICIT THRESHOLD WITH RESPECT TO SUCH PURCHASED ASSET, SELLER IS REQUIRED TO CURE THE RELATED MARGIN ~~DEFICIT SPECIFIED ABOVE~~DEFICITS IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

Ex. VIII-2

BARCLAYS BANK PLC

By:
Name:
Title:

Ex. VIII-3

EXHIBIT IX

FORM OF RELEASE LETTER

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Re:	Master Repurchase Agreement, dated as of February 22, 2021 by and between Barclays Bank PLC (“Purchaser”) and FS CREIT Finance BB-1 LLC (“Seller”) (as amended, amended and restated, supplemented, waived or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”)

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Very truly yours,

FS CREIT FINANCE BB-1 LLC

By:
Name:
Title:

Ex. IX-1

Schedule A

[List of Purchased Asset Documents]

Ex. IX-2

EXHIBIT X

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Re:	Master Repurchase Agreement, dated as of February 22, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Barclays Bank PLC (“Purchaser”) and FS CREIT Finance BB-1 LLC (“Seller”)

Ladies and Gentlemen:

This Covenant Compliance Certificate is furnished pursuant to ~~that~~the Master Repurchase Agreement and the Guaranty, dated as of February 22, 2021 (as amended, restated or modified from time to time, the “Guaranty”) made by FS Credit Real Estate Income Trust, Inc. (“Guarantor”) in favor of Purchaser. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)	I am a duly elected, qualified and authorized officer of Guarantor.

(ii)	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they are made, or (in the case of projections) is based on reasonable estimates, on the date hereof.

(iii)	I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv)	I am not aware of any facts or circumstances, or pending developments that have caused, or are reasonably likely to cause a material Credit Event or a Future Advance Failure with respect to any Purchased Asset or the Market Value of any Mortgaged Property or Mortgaged Properties securing any Purchased Asset to decline at any time within the reasonably foreseeable future.

Ex. X-1

(v)	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 12(b)(v) of the Master Repurchase Agreement, except as set forth below, each Seller Party has, in all material respects, observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it.

(vi)	~~[IF FINANCIAL STATEMENTS ARE NOT ATTACHED: The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.] [IF FINANCIAL STATEMENTS ARE ATTACHED:~~ The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.~~]~~

(vii)	As of the date hereof, each of the representations and warranties made by each Seller Party in any Transaction Document is true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except to the extent any such representation and warranty expressly refers to a prior date.

(viii)	~~[IF FINANCIAL SUMMARY PROPERTY PERFORMANCE REPORTS ARE ATTACHED: Attached hereto are the summary property performance reports required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which reports, to the best of my knowledge after due inquiry, fairly present the related Purchased Assets as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.]~~

(viii)~~(ix)~~	~~[IF FINANCIAL STATEMENTS ARE ATTACHED:~~ Attached hereto are the financial statements required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly present, in all material respects, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12(b) of the Master Repurchase Agreement.~~]~~

(ix)~~(x)~~	~~[IF FINANCIAL STATEMENTS ARE ATTACHED:~~ Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.~~]~~

Ex. X-2

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:
Name:
Title:

Ex. X-3

EXHIBIT XI

FORM OF BAILEE LETTER

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Email: francis.gilhool@barclayscapital.com

Acquisition of                                (the “Asset”) by FS CREIT Finance BB-1 LLC (“Seller”)

Ladies and Gentlemen:

This letter shall constitute the instructions to be followed by [INSERT NAME OF BAILEE] (“Bailee”) in connection with Seller’s acquisition of the Asset, which shall be financed pursuant to the terms of that certain Master Repurchase Agreement, dated as of February 22, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Seller and Barclays Bank PLC (“Purchaser”).

By its execution of this Letter, Bailee agrees to act as exclusive agent and bailee for Purchaser with respect to the transaction described herein.

Upon or prior to notification that Bailee has received the Asset Documents (as defined below), Purchaser will wire or cause to be wired to Bailee on [INSERT PURCHASE DATE] (the “Purchase Date”) an amount equal to $                   (the “Proceeds”), which Proceeds shall be disbursed by Bailee to the party entitled thereto as set forth on the settlement statement executed by Seller and Purchaser, a copy of which is attached as Exhibit A hereto (the “Disbursement Instructions”).

Before the Proceeds may be disbursed by Bailee, Bailee shall be unconditionally obligated and prepared to comply with all requirements of this letter and shall have received each of the following Asset Loan Documents (collectively, the “Asset Documents”):

[LIST DOCUMENTS TO BE COLLECTED BY BAILEE]

Upon receipt by Bailee of the Asset Documents and the Proceeds, Bailee shall do each of the following in the order specified:

1.	Disburse the Proceeds in accordance with the Disbursement Instructions.

Ex. XI-1

2.	Deliver the Asset Documents via overnight mail to Custodian at the following address:

[                        ]

[                        ]

[                        ]

Attention: [                        ]

Telephone: [                        ]

Fax: [                        ]

Email: [                        ]

3.	Notify Purchaser that all of the foregoing actions have been completed.

4.	Issue and deliver to Purchaser and Custodian on or prior to the Purchase Date by electronic mail in the name of Purchaser, an initial trust receipt and certification in the form of Attachment 1 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Asset Documents.

Notwithstanding the foregoing, Bailee shall be permitted to deliver recorded pages of the following Asset Documents to Custodian within two (2) Business Days of receipt thereof from the applicable recording office:

[LIST PERMITTED POST-CLOSING DOCS]

All costs and expenses incurred in carrying out these instructions shall be borne by Seller, and Bailee shall not look to any other party for reimbursement of, or liability for, such costs and expenses.

Bailee hereby agrees (i) that Bailee has obtained whatever assurances it deems necessary from the appropriate parties to firmly bind itself to fully and completely carry out the instructions set forth herein and (ii) that Purchaser is entitled to rely on the terms and provisions of this agreement in wiring the Proceeds and shall be the intended beneficiary hereof.

If for any reason the Proceeds are funded by Purchaser to Bailee and the funds have not been disbursed by Bailee as specified herein on or before 5:00 P.M. (New York City time) on the Purchase Date, Bailee shall contact Purchaser immediately for further instructions. In the event that Bailee is advised to return the Proceeds to Purchaser, Bailee agrees to do so on demand in accordance with the instructions provided by Purchaser, without regard to any contrary instructions from Seller. If Seller’s acquisition of the Asset is delayed, Bailee will return the Asset Documents to Seller unless otherwise instructed by Seller.

If Seller’s acquisition of the Asset is delayed and the Proceeds have been received by Bailee, it is understood by Seller that interest shall accrue on the Proceeds at the rate which would have applied under the Repurchase Agreement had the acquisition been completed, from the time such amount is received by Bailee until it is returned to Purchaser, and Seller shall be liable for all such accrued interest.

Ex. XI-2

[INSERT NAME OF BAILEE]

By:
Name:
Title:

Notice Information
Address:
Attention:
Fax:

ACCEPTED AND AGREED:

FS CREIT FINANCE BB-1 LLC

By:
Name:
Title:

ACCEPTED AND AGREED:

BARCLAYS BANK PLC

By:
Name:
Title:

Notice Information

Address: 745 7th Avenue, New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Fax: (646) 758-5334

Ex. XI-3

ATTACHMENT 1 TO BAILEE AGREEMENT

FORM OF BAILEE TRUST RECEIPT

                            , 20

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Email: francis.gilhool@barclayscapital.com

Re:	Bailee Agreement, dated , 20 (the “Bailee Agreement”) among FS CREIT Finance BB-1 LLC (“Seller”), Barclays Bank PLC (“Purchaser”) and [Name of Bailee] (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of the above-referenced Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset[s] described in the Bailee Agreement, it has reviewed the Asset Documents and has determined that all documents listed in the Bailee Agreement are in its possession.

Bailee hereby confirms that it is holding the Asset Documents as agent and bailee for the exclusive use and benefit of Purchaser pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

[NAME OF BAILEE],
as Bailee

By:
Name:
Title:

Ex. XI-4